                                                                   EXHIBIT 10.13

                                  GROUND LEASE


                                 by and between


                              CITY OF SHREVEPORT,
                                  as Landlord

                                      and


                                     QNOV,
                                   as Tenant



                                 May 19, 1999

                               Table of Contents

ARTICLE I   - DEMISING OF PREMISES                                      1

ARTICLE II  - DEFINITIONS                                               2

ARTICLE III - TERM                                                     13
     3.01    Initial Term and Renewal Term(s)                          13
     3.02    Deemed Exercise of Renewal Options                        14
     3.03    Default by Tenant                                         15
     3.04    Termination During Initial Term                           15
     3.05    Confirmation of Dates                                     15
     3.06    Termination by Tenant                                     15

ARTICLE IV - DEVELOPMENT AND CONSTRUCTION                              16
     4.01    Construction                                              16
     4.02    Standards for Construction of Shoreside Complex           17
     4.03    Review by Design Review Committee                         17
     4.04    Arbitration                                               18
     4.05    Sidewalks                                                 19
     4.06    Elevated Walkways                                         19
     4.07    Cooperation by Landlord                                   19
     4.08    Title to Personal Property                                20
     4.09    Equipment Liens                                           20
     4.10    Riverboat Casinos                                         20
     4.11    Traffic Study                                             21
     4.12    Utilities                                                 21

ARTICLE V  - RENT                                                      22
     5.01    Means of Payment                                          22
     5.02    Rent Prior to Construction Commencement Date              22
     5.03    Fixed Rent                                                22
     5.04    Percentage Rent                                           23
     5.05    Reporting and Payment                                     23
     5.06    Accounting Records                                        23
     5.07    Annual Audit Procedures                                   23
     5.08    Confidentiality                                           24
     5.09    Additional Rent                                           24
     5.10    Minimum Percentage Rent                                   24

ARTICLE VI - ADDITIONAL PAYMENTS BY TENANT; IMPOSITIONS                24
     6.01    Landlord's Net Return                                     24
     6.02    Impositions                                               25
     6.03    Assessments In Installments                               25

     6.04    Combined Tax Lots                                         25
     6.05    Direct Payment by Landlord                                26
     6.06    Utilities                                                 26

ARTICLE VII - USE                                                      26
     7.01    Permitted Uses                                            26
     7.02    Riverboat Casino                                          26
     7.03    Parking                                                   26

ARTICLE VIII - MARKS AND PUBLICITY                                     27
     8.01    Exclusive Ownership of Marks                              27
     8.02    References to Marks                                       27
     8.03    Effect of Lease Termination                               27
     8.04    Publicity                                                 27

ARTICLE IX - LAW                                                       27
     9.01    Compliance with Law                                       27
     9.02    Mandated Alterations                                      27

ARTICLE X  - MAINTENANCE AND ALTERATIONS                               28
    10.01    Obligation to Maintain                                    28
    10.02    Hotel Maintenance                                         28
    10.03    Improvements and Structures.                              29
    10.06    Existing Improvements                                     30

ARTICLE XI - PROHIBITED LIENS                                          30
    11.01    Tenant's Covenant                                         30
    11.02    Protection of Landlord                                    31

ARTICLE XII - INDEMNIFICATION; LIABILITY OF LANDLORD                   31
    12.01    Mutual Indemnity Obligations                              31
    12.02    Liability of Landlord                                     32
    12.03    Indemnity Relating to Access                              32
    12.04    Indemnification Procedures                                32

ARTICLE XIII - RIGHT OF CONTEST                                        33

ARTICLE XIV  - INSURANCE                                               34
    14.01    Tenant to Insure                                          34
    14.02    Nature of Insurance Program                               35
    14.03    Policy Requirements and Endorsements                      35
    14.04    Deliveries to Landlord                                    36
    14.05    Blanket and Umbrella Policies                             36
    14.06    Waiver of Certain Claims                                  36

    14.07    No Representation of Adequate Coverage                    36

ARTICLE XV - DAMAGE OR DESTRUCTION                                     36
    15.01    Notice; No Rent Abatement                                 36
    15.02    Adjustment of Claims; Use of Insurance Proceeds           37
    15.03    Depository                                                37

ARTICLE XVI - CONDEMNATION                                             37
    16.01    Substantial Condemnation                                  37
    16.02    Insubstantial Condemnation                                37
    16.03    Temporary Condemnation                                    38
    16.04    Other Governmental Action                                 38
    16.05    Assignment of Condemnation Proceeds                       38
    16.06    Settlement or Compromise                                  38
    16.07    Prompt Notice                                             39
    16.08    Taking or Termination of Lease by Landlord                39

ARTICLE XVII - TRANSFERS BY LANDLORD                                   39
    17.01    Landlord's Right to Convey                                39
    17.02    No Encumbrances                                           39

ARTICLE XVIII - TRANSFERS BY TENANT                                    39
    18.01    Assignment to Related Entities                            39
    18.02    Acquisitions                                              39
    18.03    Assignment to Unrelated Entities                          39

ARTICLE XIX - SUBLETTING                                               40
    19.01    Tenant's Right to Sublet                                  40
    19.02    Subordination, Attornment and Nondisturbance              40
    19.03    No Release of Tenant Upon Sublease                        41
    19.04    Assignment of Sublease Rents                              41

ARTICLE XX - TENANT'S RIGHT TO MORTGAGE                                41

ARTICLE XXI - QUIET ENJOYMENT                                          41

ARTICLE XXII - REPRESENTATIONS AND WARRANTIES                          42
    22.01    Due Authorization and Execution                           42
    22.02    No Litigation                                             42
    22.03    FIRPTA                                                    42
    22.04    No Pending Improvements                                   42
    22.05    No Other Tenants                                          42
    22.06    Representations and Warranties in Agreement to Lease      42

ARTICLE XXIII - FORCE MAJEURE                                          43

ARTICLE XXIV - ACCESS                                                  43

ARTICLE XXV - LATE PAYMENT                                             43

ARTICLE XXVI - LANDLORD'S RIGHT TO PERFORM TENANT'S COVENANTS          43
    26.01    Landlord's Option                                         43
    26.02    Reimbursement by Tenant                                   44

ARTICLE XXVII - DEFAULT BY TENANT; REMEDIES                            44
    27.01    Events of Default                                         44
    27.02    Remedies                                                  44
    27.03    Re-Entry                                                  45
    27.04    Pending Dispute Regarding Event of Default                45
    27.05    Late Payment Fee                                          45

ARTICLE XXVIII - TERMINATION                                           45
    28.01    Possession                                                45
    28.02    Adjustment of Revenues and Expenses                       45
    28.03    Documentation                                             46
    28.04    Miscellaneous Assignments                                 46
    28.05    Termination of Memorandum of Lease                        46
    28.06    Personal Property and Equipment                           46
    28.07    Remove Riverboat Casino                                   46

ARTICLE XXIX - NO BROKER                                               46

ARTICLE XXX - WAIVERS                                                  47
    30.01    No Waiver by Silence                                      47
    30.02    Waiver of Trial by Jury                                   47

ARTICLE XXXI - MEMORANDUM OF LEASE                                     47

ARTICLE XXXII - ESTOPPEL CERTIFICATES                                  47
    32.01    Rights to Each Party                                      47
    32.02    Failure to Execute Estoppel Certificate                   47
    32.03    Delivery of Estoppel Certificates                         48

ARTICLE XXXIII - EQUAL OPPORTUNITY EMPLOYMENT AND AFFIRMATIVE
    ACTION PLAN                                                        48

ARTICLE XXXIV - MISCELLANEOUS                                          50
    34.01    Reasonableness                                            50
    34.02    Documents in Recordable Form                              51
    34.03    Further Assurances                                        51
    34.04    Performance Under Protest                                 51
    34.05    No Third Party Beneficiaries                              51
    34.06    Interpretation                                            51
    34.07    Captions                                                  51
    34.08    Cumulative Remedies                                       51
    34.09    Right of Injunction                                       52
    34.10    Entire Agreement                                          52
    34.11    Amendment                                                 52
    34.12    Partial Invalidity                                        52
    34.13    Successors and Assigns                                    52
    34.14    Governing Law                                             52
    34.15    Obligation to Perform                                     52
    34.16    Counterparts                                              52
    34.17    Time Periods                                              52
    34.18    Arbitration Procedures                                    52
    34.19    Dockside Casino                                           53
    34.20    Prohibited Persons                                        54
    34.21    Signs                                                     54
    34.22    Taxes, Payments and Services                              54
    34.23    Riverboat Casino Admission Fee                            55
    34.24    Hotel Room Blockage Policy                                57
    34.25    Landlord's Status                                         57
    34.26    Employee Off-Site Parking                                 57
    34.27    References to Sections, Articles and Exhibits             57
    34.28    Barnwell and Civic Theater Parking                        57
    34.29    SWEPCO Servitude                                          58

ARTICLE XXXV - STIPULATION AS TO VENUE IN CADDO PARISH                 58

ARTICLE XXXVI - NOTICES                                                58

                                    Exhibits


          A - 1  Pavilion/Hotel Parcel
          A - 2  Expansion Parcel
          A - 3  North Parking Parcel
          A - 4  South Parking Parcel
          A - 5  Elevated Walkway Spaces
          A - 6  Texas Street Parcel
          B      Permitted Exceptions
          C      Form of Estoppel Certificate
          D      Form of Staging Area Servitude Agreement
          E      Form of SAND Agreement
          F      Form of Memorandum of Lease
          G      Leasehold Mortgage Provisions

                                 GROUND LEASE

     THIS GROUND LEASE (this "Lease") is made and entered into as of May 19, 1999 (the "Commencement Date"), between the CITY OF SHREVEPORT, LOUISIANA, a municipal corporation of the State of Louisiana, represented by Keith Hightower, its Mayor, duly authorized to act under Ordinance No.217: of 1998 of the City of Shreveport ("Landlord"), and QNOV, a Louisiana general partnership, represented herein by and through its general partners Sodak Louisiana, L.L.C., which in turn is appearing herein by and through Jack E. Pratt, its Manager, duly authorized and HWCC-LOUISIANA, INC., which in turn is appearing herein by and through Jack E. Pratt, its President, duly authorized ("QNOV").

                                   Recitals

     A. Landlord wishes to lease to QNOV, and QNOV wishes to lease from Landlord, certain immovable property located in the City of Shreveport and more particularly described in Exhibits "A-1" (the "Pavilion/Hotel Parcel"), "A-2" (the "Expansion Parcel"), "A-3" (the "North Parking Parcel"), "A-4" (the "South Parking Parcel"), "A-5" (the "Elevated Walkway Spaces") and "A-6" (the "Texas Street Parcel") (collectively, the "Premises") for the purpose of constructing and operating a riverboat/entertainment complex, Hotel (as hereinafter defined), no less than 1950 surface and structured parking spaces and related facilities (collectively, the "Shoreside Complex") and for other uses and purposes as set forth in this Lease.

     B. Landlord declares that in entering into this Lease it has complied with all requirements of Law, including La. R.S. 33:4712.

     C. The parties desire to enter into this Lease to set forth their rights and obligations relating to the Premises.

     NOW, THEREFORE, IN CONSIDERATION OF THE COVENANTS AND AGREEMENTS OF THE PARTIES CONTAINED IN THIS LEASE, INCLUDING THE PAYMENT OF RENT (HEREINAFTER DEFINED), AND IN CONSIDERATION OF THE RECITALS SET FORTH ABOVE (WHICH ARE INCORPORATED BY REFERENCE IN THIS LEASE), INTENDING TO BE LEGALLY BOUND AND FOR THE CAUSE EXPRESSED HEREIN, LANDLORD AND TENANT AGREE AS FOLLOWS:

                        ARTICLE I - DEMISING OF PREMISES

     Landlord hereby leases the Premises to Tenant, and Tenant hereby takes and hires the Premises from Landlord, all subject only to the estates, interests, liens, charges and encumbrances set forth in Exhibit "B" (the "Permitted Exceptions"). The Premises are leased to Tenant for the Term defined in this Lease, upon all the terms and conditions of this Lease.

     Landlord represents and warrants to Tenant that Landlord holds good and clear record and marketable fee simple absolute title and full ownership to the Premises, together with: (a) all right, title and interest of Landlord, if any, in and to the land lying in the bed of any street or highway in front of or adjoining any portion of the Premises; (b) the appurtenances and all the estate and rights of Landlord in and to the Premises; (c) any strips or alluvion adjoining any portion of the Premises; and (d) riparian rights and littoral rights associated therewith, including, but not limited to, all rights necessary to dock or moor a riverboat casino and related facilities, excepting, however, all rights in or ownership of the bed or bank of the Red River, being those lands below the low water line of said river, all of which rights are vested in the State of Louisiana and administered by the Caddo-Bossier Port Commission, an agency of the State of Louisiana, all subject only to the Permitted Exceptions. Notwithstanding the preceding representations and warranties or anything else contained in this Lease to the contrary, Tenant acknowledges and agrees that Landlord is making no representation or warranty relative to its title to or ownership of the Texas Street Parcel. Tenant further acknowledges and agrees that its lease of the Texas Street Parcel is subject to a servitude of public use in favor of the public and that such servitude, as it relates to the Texas Street Parcel, shall be considered a Permitted Exception hereunder for all purposes.

     Notwithstanding the foregoing, Landlord and Tenant acknowledge and agree that the matters enumerated on Exhibit B-1 (the "Outstanding Title Matters") hereto presently affect the Premises although they are not Permitted Exceptions. Landlord, at its sole cost and expense, shall use its best efforts to cause the satisfaction, termination, cancellation and release of all Outstanding Title Matters on or before April 30, 1999 (the "Outside Title Date"), or such later date as may be agreed upon in writing by Landlord and Tenant, to enable Tenant to receive an owner's policy of title insurance and Tenant's lenders to receive a mortgagee's policy of title insurance, which do not list any of the Outstanding Title Matters as exceptions to Tenant's leasehold interest in the Premises.

                           ARTICLE II - DEFINITIONS

     "Acceptable Payment Discrepancy" is defined in Section 34.22(c).

     "Accounting Principles" means generally accepted accounting principles, as by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, applied in accordance with applicable requirements of the Department of Public Safety and Corrections and the LGCB.

     "Additional Rent" means any and all sums and payments to be paid by Tenant pursuant to this Lease other than Fixed Rent, Percentage Rent and amounts payable under Section 34.23(b).

     "Admission Fee" means the admission fee authorized under La. R.S. 27:93 or any other fee, tax or imposition based upon passengers boarding a Riverboat Casino, whether levied pursuant to La. R.S. 27:93 or any other law, ordinance or regulation whatsoever.

     "Adjusted Gross Revenue" for any period means the sum of Gross Revenue less the following revenues actually received by Tenant and included in Gross
Revenues: (i) any gratuities
or service charges added to a customer's bill; (ii) any credits or refunds made to customers, guests or patrons; (iii) any sums and credits received by Tenant for lost or damaged merchandise; (iv) any sales taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, tourist taxes or similar charges; (v) any proceeds from the sale or other disposition of furnishings and equipment or other capital assets; (vi) any fire and extended coverage insurance proceeds; (vii) any condemnation awards; (viii) any proceeds of financing or refinancing; and (ix) any interest on bank account(s).

     "Advisory Council" is defined in Article XXXIII.

     "Affiliate" means, as to any entity, another entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such entity.

     "Business Day" means any weekday on which national banks are generally open for the conduct, with bank personnel, of regular banking business.

     "Casualty" means any damage or destruction affecting any or all improvements located on the Premises.

     "Combined Tax Lot" is defined in Section 6.04.

     "Commencement Date" is defined in the preamble of this Lease.

     "Condemnation" means any taking of the Premises or any part of the Premises by condemnation or by exercise of any right of eminent domain, or by any similar proceeding or act of any Government.

     "Construction Period" is defined in Section 5.02.

     "Construction Period Rent" is defined in Section 5.02.

     "Construction Trigger Date" means the six month anniversary of the Commencement Date.

     "Construction Commencement Date" means the date upon which construction of the Shoreside Complex commences.

     "Consumer Price Index" means the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, United States City Average, all items (1982-1984 = 100). If such index is no longer published, then Tenant shall designate a successor or replacement index of substantially equivalent reliability and objectivity. The Consumer Price Index in effect for any given date shall be deemed to refer to the Consumer Price Index last published before such date.

     "Default" means any Monetary Default or Non-Monetary Default. Each and every covenant of Tenant under this Lease, if not performed by Tenant, shall give rise to a Default as to which Tenant shall have the cure rights provided for in this Lease.

     "Depository" means an Institutional Lender designated by Tenant to act as "Depository" where expressly provided for in this Lease.

     "Design Development Documents" means documents that (a) illustrate and describe the refinement of the design of the Shoreside Complex, including site traffic circulation, parking, ingress and egress, all proposed improvements and conceptual landscaping plans, (b) establish the scope, relationships, forms, size and appearance of the Shoreside Complex by means of plans, sections and elevations and typical construction details and (c) include specifications that identify major materials and systems and their quality levels.

     "Design Review Committee" means a committee of seven individuals whose meetings and deliberations shall be presided over by the Mayor of Shreveport or, in the Mayor's absence, his designee. The members of the committee shall be the Mayor of Shreveport (Chairman), the Chairman of the Shreveport City Council, the Chairman of the Metropolitan Planning Commission, two citizens selected by the Mayor from recommendations from members of the Shreveport City Council, and two citizens selected by the Mayor of Shreveport. Of the seven members, two shall be certified architects of the State of Louisiana. All members shall be appointed within thirty (30) days of the Commencement Date.

     "Elevated Walkway" means an enclosed climate-controlled pedestrian walkway.

     "Elevated Walkway Spaces" is defined in the recitals of this Lease.

     "Equipment Liens" means purchase-money security interests, financing leases, and similar arrangements (including the corresponding UCC-1 financing statements) relating to Tenant's acquisition or financing of personal property used in connection with the operation of the Premises and any Riverboat Casino, sale or installment sale arrangements, or used under licenses, such as furniture, fixtures and equipment, telephone, telecommunications and facsimile transmission equipment, point of sale equipment, televisions, radios, and computer systems, provided that each Equipment Lien encumbers or otherwise relates to only the property financed or otherwise provided by the secured party under such Equipment Lien. The lessor, seller or other secured party under an Equipment Lien may be an Affiliate of Tenant.

     "Estoppel Certificate" means a statement in writing containing all (or, at the option of the Requesting Party, only some) of the statements set forth in the form attached as Exhibit "C" and containing such additional information relating to the Lease and the Premises as the Requesting Party shall reasonably specify.

     "Estoppel Certificate Request" is defined in Section 32.01.

     "Event of Default" is defined in Section 27.01.

     "Expansion Parcel" is defined in the recitals of this Lease.

     "Fee Estate" means Landlord's fee estate in the Premises or any part of the Premises or any direct or indirect interest in such fee estate. The Fee Estate is subject to this Lease.

     "Fee Mortgage" means any mortgage, deed of trust, deed to secure debt, assignment, security interest, pledge, financing statement or other instrument(s) or agreement(s) intended to grant security for any obligation encumbering the Fee Estate as entered into, renewed, modified, amended, extended or assigned from time to time during the Term.

     "Fee Mortgagee" means any holder of a Fee Mortgage.

     "Fiscal Month" means Tenant's actual fiscal month which shall be a calendar month. If Tenant elects to change its Fiscal Month, it shall give not less than sixty (60) days' Notice to Landlord specifying the change prior to the effective date thereof and such change shall not cause a delay in any payment due under this Lease. Such term shall also mean and refer to any partial Fiscal Month arising because of a change in Tenant's Fiscal Month, subject to proration of any periodic payments calculated on the basis of a Fiscal Month.

     "Fiscal Year" means Tenant's actual fiscal year which shall be a calendar year. If Tenant elects to change its Fiscal Year, it shall give not less than ninety (90) days' Notice to Landlord specifying the change prior to the effective date thereof and any such change of date shall not cause a delay in or change the amount of payments due under this Lease. Such term shall also mean and refer to any partial Fiscal Year arising because of a change in Tenant's Fiscal Year or because of a variation between the commencement date of Tenant's Fiscal Year and the date when Tenant is required to commence to pay Percentage Rent calculated with respect to each Fiscal Year (in each case subject to proration of any periodic payments calculated on the basis of a Fiscal Year).

     "Fixed Rent" is defined in Section 5.03(a).

     "Government" means each and every applicable governmental authority, department, agency, bureau or other entity or instrumentality having jurisdiction over the Premises, including the federal government of the United States, the State government and any subdivisions and municipalities thereof, including the Parish government, and all other applicable governmental authorities and subdivisions thereof.

     "Gross Revenue" means all revenue of any nature derived by Tenant directly or indirectly from the Shoreside Complex or any Riverboat Casino operated by Tenant and berthed at the Premises, including food and beverage sales and other income, rental or other payments from lessees, sublessees, licensees, managers and concessionaires (but not the gross receipts of such lessees, sublessees, licensees, managers and concessionaires, except as required by Section 19.01 hereof) net of any real estate or personal property taxes or the like collected by Tenant or such lessees, sublessees, licensees, managers and concessionaires, less an amount equal to the difference between Promotional Allowances and Room Rate Supplements for the relevant period, and, in the case of such a Riverboat Casino, Net Gaming Proceeds of such Riverboat Casino, in each case less items deductible as losses in the ordinary course of business according to Law. Parking Revenue, if any, is hereby specifically excluded from Gross Revenue.

     "Hollywood" is defined in Section 8.01.

     "Hotel" means a hotel and related facilities constructed on the Premises as described in Section 4.01.

     "HWCC" means HWCC-Louisiana, Inc.

     "Impositions" means all taxes, special and general assessments, water rents, rates and charges, commercial rent taxes, sewer rents and other impositions and charges of every kind and nature whatsoever with respect to the Premises that may be assessed, levied, confirmed, imposed or become a lien on the Premises (other than on account of any actions or omissions of Landlord or conditions existing on, at or with respect to the Premises before the Construction Commencement Date) by or for the benefit of any Government with respect to any period commencing on the Construction Commencement Date and thereafter during the Term together with any taxes and assessments that may be levied, assessed or imposed by the State or by any political or taxing subdivision of the State upon the gross income arising from any Rent or in lieu of or as a substitute, in whole or in part, for taxes and assessments imposed upon or related to the Premises and commonly known as real estate taxes. The term "Impositions" shall, however, not include any of the following, all of which Landlord shall pay before delinquent or payable only with a penalty: (a) any franchise, income, excess profits, estate, inheritance, succession, transfer, gift, corporation, business, capital levy, or profits tax, or license fee, of Landlord; (b) if the Premises is part of a Combined Tax Lot, any taxes and other Impositions reasonably allocable to any portion of such Combined Tax Lot other than the Premises, in accordance with the applicable provisions of this Lease; (c) the incremental portion of any Imposition that would not have been levied, imposed or assessed but for any sale or other direct or indirect transfer of the Fee Estate or of any interest in Landlord during the Term; (d) any charges that would not have been payable but for any act or omission of Landlord or conditions existing on, at or with respect to the Premises before the Construction Commencement Date; (e) any charges that are levied, assessed or imposed against the Premises during the Term based on the recapture or reversal of any previous tax abatement or tax subsidy, or compensating for any previous tax deferral or reduced assessment or valuation, or based on a miscalculation or misdetermination of any charge of any kind imposed or assessed with respect to the Premises, relating to any period before the Construction Commencement Date;
(f) any sales or other taxes assessed and levied against Landlord's receipt of Rent hereunder (except where such taxes are imposed, in whole or in part, in lieu of or in substitution for real estate taxes, in which event same shall be paid by Tenant); and (g) interest, penalties and other charges with respect to items "a" through "f."

     "Indemnify" means, as to any Indemnitor, that such Indemnitor shall indemnify the Indemnitee (and its partners, officers, directors, agents, officials and employees or their equivalent) and defend and hold the Indemnitee (and its partners, officers, directors, agents, officials and employees or their equivalent) harmless from and against any and all losses, costs, claims, liabilities, penalties, judgments, damages or other injuries, detriments, or expenses (including reasonable attorneys' fees, court costs, interest and penalties) reasonably incurred or suffered by the Indemnitee (and its partners, officers, directors, agents, officials and employees or their equivalent) on account of the matter that is the subject of such indemnification or in enforcing the Indemnitor's indemnity.

     "Indemnitee" means a party that is entitled to be Indemnified pursuant to this Lease.

     "Indemnitor" means a party that agrees to Indemnify another party pursuant to this Lease.

     "In Lieu Payment" is defined in Section 34.23(b)(i).

     "Initial Term" is defined in Section 3.01(a).

      "Institutional Lender" means a bank, trust company, savings and loan association, insurance company, credit union, savings bank, pension, welfare or retirement fund or system, real estate investment trust, federal or state agency regularly making or guaranteeing mortgage loans, any other entity actively engaged in commercial real estate financing and having total assets of at least $100,000,000, or a corporation or other entity that is a wholly-owned subsidiary of any of the foregoing entities, including any of the foregoing when acting as trustee for other lender(s), whether or not such other lender(s) are themselves Institutional Lenders. The fact that a particular entity (or any affiliate of such entity) is a partner of the then Tenant under this Lease shall not preclude such entity from being an Institutional Lender and a Leasehold Mortgagee, provided that such entity has in fact made a loan to Tenant secured by a Leasehold Mortgage and otherwise qualified as an Institutional Lender and a Leasehold Mortgagee (as applicable).

     "Insubstantial Condemnation" means any Condemnation other than a Substantial Condemnation.

     "Landlord", as it applies to covenants or obligations of Landlord, shall refer to the Landlord named in the opening paragraph of this Lease and shall, throughout the Term, be limited to mean and refer to only the owner of the Fee Estate.

     "Law" or "Laws" means all laws, ordinances, requirements, orders, directives, rules and regulations of any applicable Government affecting the development, improvements, alteration, use, maintenance, operation or occupancy of the Premises or any part of the Premises, whether in force at the Commencement Date or passed, enacted or imposed thereafter, subject in all cases, however, to all applicable waivers, variances and exemptions limiting the application of the foregoing to the Premises. For purposes of determining Tenant's obligations under this Lease, however, the term "Law" or "Laws" shall not include any of the foregoing that require the correction or remediation of any condition not caused or created by Tenant that affected the Premises at the Construction Commencement Date.

     "Leasehold Estate" means Tenant's leasehold estate arising under this Lease, upon and subject to all the terms and conditions of this Lease, or any part of such leasehold estate or any direct or indirect interest in such leasehold estate.

     "Leasehold Mortgage" means any mortgage, deed of trust, deed to secure debt, assignment security interest, pledge, financing statement or any other instrument(s) or agreement(s) intended to grant security for any obligation (including a purchase-money or other promissory note) encumbering the Leasehold Estate, as entered into, renewed, modified, consolidated, amended, extended or assigned from time to time during the Term.

     "Leasehold Mortgagee" means a holder of a Leasehold Mortgage.

     "LGCB" means the Louisiana Gaming Control Board and any of its successor(s) who preside over gaming activities in the State of Louisiana.

     "Loss of License" is defined in Section 3.06(c).

     "Mandated Alterations" means any repairs or alterations mandated by Laws imposed, increased or otherwise rendered more burdensome after the Construction Commencement Date, including "retro-fitting" and structural alterations, whether or not such Laws could reasonably have been foreseen at the Construction Commencement Date.

     "Memorandum of Lease" is defined in Article XXXI.

     "Minimum Room Rate" means the average daily hotel room rate within the greater Shreveport metropolitan area for the most recent calendar year as reported by Smith Travel Research or, if such report is not available, as reported by any other source generally accepted in the hotel business.

     "Monetary Default" means any failure by Tenant to pay any Rent or other sum of money payable pursuant to this Lease, when and as required to be paid pursuant to this Lease.

     "Mortgage" means a Fee Mortgage or a Leasehold Mortgage.

     "Mortgagee" means the holder of any Mortgage.

     "M/WBE" is defined in Article XXXIII.

     "Net Gaming Proceeds" means "net gaming proceeds" as defined in La.R.S. 27:44(15) as of the Commencement Date.

     "Non-Monetary Default" means any failure by Tenant to perform as required by this Lease, other than a Monetary Default.

     "North Parking Facility" means the parking facility to be constructed by Tenant on the North Parking Parcel.

     "North Parking Parcel" is defined in the recitals of this Lease.

     "Notice" means any notice, demand, request, election, designation, or consent, including any of the foregoing relating to a Default or alleged default, that is permitted, required or desired to be given by either party in connection with this Lease. Notices shall be delivered, and shall become effective, only in accordance with Article XXXVI.

     "Notice of Default" means any Notice from one party to the other claiming or giving Notice of a Default or alleged Default by the recipient and stating the nature of such Default with particularity.

     "Opening Date" means the first date on which the Riverboat Casino is open to the public and has commenced doing business.

     "Parish" means each of Bossier and Caddo Parish, Louisiana.

     "Parking Facilities" means any area for parking motor vehicles located on the Premises.

     "Parking Facilities Net Income" shall mean all Parking Revenue less all direct costs and expenses associated with maintaining and operating the Parking Facilities, including but not limited to, all labor costs; maintenance and repair costs; insurance costs; and uninsured liabilities and direct costs incurred by Tenant in association with maintaining and operating the Parking Facilities.

     "Parking Income Credit" means: (a) with respect to any Fiscal Month during the Initial Term, the amount, if any, by which $29,166 exceeds 50% of the Parking Facilities Net Income for such Fiscal Month; and (b) with respect to any Fiscal Month during any Renewal Term, the amount, if any, by which one-twelfth of the then-applicable annual Fixed Rent exceeds 50% of the Parking Facilities Net Income for such Fiscal Month.

     "Parking Revenue" means revenue derived from the rental of parking space in the Parking Facilities, but excluding any rent derived under any Sublease which might be attributable to any parking spaces provided to the Subtenant thereunder by the Tenant as sublessor.

     "Pavilion/Hotel Parcel" is defined in the recitals of this Lease.

     "Payment Year" means a twelve-month period commencing on the first day of the first month after any Riverboat Casino berthed at the Premises is open to the public for business.

     "Percentage Rent" shall have the meaning set forth in Section 5.04.

     "Permitted Exception" shall have the meaning set forth in Article I.

     "Permitted Hotel Construction Period" means the period of time which Tenant is afforded by the LGBC after the commencement of construction of the Hotel to achieve substantial completion of the Hotel, as such period of time may be extended, amended, modified or supplemented from time to time, one or more times.

     "Premises" is defined in the recitals of this Lease.

     "Prime Rate" means the prime rate or equivalent "base" or "reference" rate for corporate loans: (a) announced from time to time by Citibank, N.A., New York, New York; or (b) if such rate is no longer so published or announced, then a reasonably equivalent rate generally recognized as the New York Prime Rate, as such term is commonly understood, or as may be mutually agreed by Tenant and Landlord. Notwithstanding anything to the contrary in this Lease, the Prime Rate shall never exceed the highest rate of interest legally permitted to be charged in transactions of the character of this Lease between parties of a character similar to Landlord and Tenant.

     "Prohibited Lien" means any mechanic's, vendor's, laborer's or material supplier's statutory lien or other similar lien arising by reason of work, labor, services, equipment or materials supplied, or claimed to have been supplied, to Tenant, which lien either: (a) is filed against the Fee Estate or
(b) is filed against the Leasehold Estate and, upon termination of this Lease, would under the law of the State attach to the Fee Estate. Notwithstanding anything to the contrary in this Lease, an Equipment Lien shall not constitute a Prohibited Lien and nothing in this Lease shall prohibit Tenant from creating, or require Tenant to remove, any Equipment Lien.

     "Prohibited Person" means a person or entity (or any person directly or indirectly affiliated with such person or entity) that, in the reasonable judgement of Tenant: (i) would or could, if such person or entity owned an interest in the Fee Estate, endanger any gaming license held by Tenant or any Affiliate of Tenant; (ii) is in the business of issuing licenses or franchises for hotels or operating or managing hotels under brand names owned or controlled by such person or entity or an Affiliate of such person or entity; or (iii) is in the gaming or casino business.

     "Promotional Allowances" means "Promotional Allowances" as defined in the Uniform System of Accounts for the Lodging Industry, Ninth revised edition, and includes, but is not limited to, the following: rooms, food, beverage, travel and other amenities provided free of charge as an incentive to gamble at the Riverboat Casino.

     "Qualified Arbitrator" means one of the following: (a) a reputable and generally recognized consulting or accounting firm specializing in real estate or the casino industry, such as Arthur

Andersen & Company; or (b) an appraiser (who shall be an M.A.I. of the American Institute of Real Estate Appraisers or equivalent) or an attorney, either having at least ten years' experience in commercial real estate transactions in either Parish.

     "Relocation Costs" is defined in Section 4.14.

     "Renewal Option" is defined in Section 3.01(b).

     "Renewal Term" is defined in Section 3.01(b).

     "Rent" means Construction Period Rent, Percentage Rent, Fixed Rent and Additional Rent.

      "Riverboat Casino" means a riverboat licensed to Tenant and regulated under the provisions of the Louisiana Riverboat Economic Development and Gaming Control Act, as amended from time to time.

     "Room Rate Supplement" means, with respect to any Hotel room, for any period, the amount, if any, by which the product of the Minimum Room Rate for such room and the number of days that such room was actually occupied during such period exceeds the sum of the actual room rents charged to occupants of such room during such period.

     "Shoreside Complex" is defined in the recitals of this Lease.

     "Sodak" means Sodak Louisiana, L.L.C.

     "South Parking Facility" means the parking facility to be constructed on the South Parking Parcel.

     "South Parking Parcel" is defined in the recitals of this Lease.

     "State" means the State of Louisiana.

     "Sublease" means any sublease of the Premises or any part of the Premises, or any other agreement or arrangement (including, but not limited to, a license or concession agreement) made by Tenant granting any third party the right to occupy, use or possess any portion of the Premises in exchange for rent or other monetary payments to Tenant. The term "Sublease" shall not include any management agreement wherein the party to the agreement other than Tenant is paid a fee by Tenant to manage facilities located upon the Premises as the agent for or on behalf of Tenant.

     "Substantial Condemnation" means any Condemnation that, in Tenant's reasonable judgment, renders the remaining portion of the Premises unusable for its original purpose. Tenant may waive its right to treat as a Substantial Condemnation any Condemnation that would otherwise qualify as such.

     "Subtenant" means any person having rights of occupancy, use or possession under a Sublease.

     "Temporary Condemnation" means a Condemnation relating to the temporary right to use or occupy the Premises or any part of the Premises.

      "Tenant" means QNOV and its successors and assigns hereunder as tenant under this Lease.

     "Tenant's Monthly Statement" means a statement of Adjusted Gross Revenue of the Shoreside Complex and any Riverboat Casino operated by Tenant and berthed at the Premises and Parking Facilities Net Income for each Fiscal Month, in reasonable detail with applicable revenues and expenses from operations shown separately by category of operation, which statement shall generally be in the format of Exhibit "D" attached hereto and made a part thereof.

     "Term" is defined in Section 3.01(b).

     "Termination Date" means the date when this Lease terminates or expires.

     "Texas Street Parcel" is defined in the recitals of this Lease.

     "Traffic Study" is defined in Section 4.11.

     "Unavoidable Delay" means delay in performance of any obligation arising from or on account of any cause whatsoever beyond the reasonable control of the person required or entitled to perform, including strikes, labor troubles, litigation (other than litigation initiated by Tenant), Casualty, Condemnation, accidents, Laws, governmental preemption, failure or refusal of a governmental body to issue a required permit or license, war, riots, and other causes beyond such party's reasonable control, whether similar or dissimilar to the causes specifically enumerated in this paragraph, notwithstanding reasonable efforts to mitigate such cause of delay. In no event shall Unavoidable Delay be deemed to include any delay caused by a person's financial condition.

     A fact, circumstance, or event shall render the operation of the Premises, the Shoreside Complex or a Riverboat "Uneconomic" if such fact, circumstance or event does or would, in the reasonable judgment of Tenant or the owner of such Riverboat, as the case may be: (a) cause the Premises, the Shoreside Complex or such Riverboat to be in violation of Law; or (b) cause further development, construction, restoration or operation of the Premises, the Shoreside Complex or such Riverboat to be impracticable or commercially unreasonable.

     "Waiver of Subrogation" means a provision in, or endorsement to, any insurance policy required by this Lease, by which the insurance carrier agrees to waive all rights of recovery by way of subrogation against either party to this Lease in connection with any loss covered by such insurance policy.

                              ARTICLE III - TERM

     3.01 INITIAL TERM AND RENEWAL TERM(S).

          (a) INITIAL TERM. The Initial Term (the "Initial Term") of this Lease shall begin on the Construction Commencement Date and shall continue until the tenth anniversary of the Opening Date, unless terminated sooner in accordance with the provisions of this Lease, provided, however, Tenant shall be afforded access to the Premises for the purpose of undertaking due diligence with respect to the Premises and other pre-construction activities commencing on the Commencement Date and ending at 11:59 p.m. local time on the date immediately preceding the Construction Commencement Date. Tenant shall act in good faith to minimize disruption of the uses of the Premises prior to the Construction Commencement Date.

          (b) RENEWAL TERMS. Tenant shall have the absolute and unconditional right and option (each such right and option, a "Renewal Option") to extend and renew this Lease upon the same terms and conditions as this Lease, for seven additional successive periods of five years each and an eighth additional successive period ending on the last day of the month that includes the fiftieth anniversary of the Opening Date (the "Renewal Terms") following the expiration of the Initial Term. Wherever this Lease refers to the "Term," such reference shall be deemed to mean the Initial Term, as extended from time to time pursuant to Tenant's Renewal Options to include one or more Renewal Terms, so that upon Tenant's exercise of any Renewal Option, the "Term" shall be redefined and extended to include the corresponding Renewal Term arising pursuant to such Renewal Option. Each Renewal Term shall commence immediately upon the expiration of the Initial Term or the preceding Renewal Term, as the case may be, and except as otherwise provided herein, shall expire at the end of the last day before the day that is the fifth anniversary of the day on which such Renewal Term commenced. At the expiration or termination of the final Renewal Term provided for herein, Tenant shall have the right to extend this Lease under the then prevailing market rates and terms for ground leases in the Shreveport/Bossier City area to owners and/or operators of riverboat gaming casinos. Tenant shall notify Landlord in writing at least ninety (90) days prior to the expiration of the final Renewal Term of its desire to further extend the term of this Lease upon the expiration or termination of the final Renewal Term provided for herein. Upon the receipt of such Notice from Tenant, Landlord and Tenant shall negotiate in good faith in an attempt to agree upon the terms of, and rent to be paid during, any extension of this Lease. If Landlord and Tenant are unable to agree upon such terms and rent by the date which is forty-five (45) days prior to the expiration or termination of the final Renewal Term provided for hereunder, such terms and rent shall be decided by arbitration conducted in accordance with Section 3.01(c) of this Lease. Any extension of this Lease shall be limited to the extent required by applicable law.

     (c)  ARBITRATION PROCEDURE.

          (i) If the parties are required to arbitrate the terms and rent applicable to an extension of this Lease subsequent to the final Renewal Term provided for hereunder, then Landlord and Tenant may jointly appoint an Arbitrator. Such Arbitrator shall render his decision within fifteen
     (15) days of such appointment.

          (ii) If Landlord and Tenant do not make such a joint appointment by the date which is thirty-five (35) days prior to the expiration of the final Renewal Term hereunder, then each party shall appoint one Arbitrator by the date which is thirty (30) days prior to the expiration of the final Renewal Term hereunder. Each such Arbitrator shall be an individual who:
     (A) is not otherwise employed by and is not otherwise a creditor of either party; and (B) has at least five years of experience in valuing leasehold interests in hotels and riverboat casino/gaming complexes. The two appointed Arbitrators shall meet within ten (10) days of such referral and shall appoint a third Arbitrator, and if such Arbitrators are not able to agree on such third Arbitrator within such time, then, on five (5) days' Notice in writing to the other Arbitrator, either Arbitrator shall apply to the branch of the American Arbitration Association in Shreveport, Louisiana to designate and appoint such third Arbitrator. The three Arbitrators shall render their decision within ten (10) days after the appointment of the third Arbitrator. The Arbitrators shall act by majority vote. If the Arbitrators fail to render their decision within such time, either party may seek an order from a court of competent jurisdiction in the State: (x) requiring such Arbitrators to render their decision immediately, or (y) appointing one replacement Arbitrator of equivalent qualifications and directing such Arbitrator to render his decision.

          (iii) If either party fails timely to appoint an Arbitrator, then the single Arbitrator designated by the other party shall act as the sole Arbitrator and shall be deemed to be the unanimously approved Arbitrator to resolve such dispute.

          (iv) The fees and expenses of the Arbitrators shall be shared equally by Landlord and Tenant. All Arbitrators, by accepting appointment, submit to the jurisdiction of the courts of the State.

          (v) All proceedings by the Arbitrators shall be conducted in accordance with the Louisiana Arbitration Law (La. R.S. 9:4201 et seq.), except to the extent the provisions of such law are modified by this Lease or the mutual agreement of the parties. Unless otherwise agreed, all arbitration proceedings shall be conducted in Shreveport, Louisiana, at the offices of Landlord or Tenant.

     3.02 DEEMED EXERCISE OF RENEWAL OPTIONS. Tenant shall be deemed to have exercised each Renewal Option automatically unless Tenant has elected not to exercise such Renewal Option by giving Landlord Notice to such effect at least one hundred eighty (180) days before the date on which such Renewal Option otherwise would commence. If Tenant properly gives Notice that Tenant elects not to exercise any Renewal Option, then this Lease shall terminate and expire upon the expiration or termination of the then Term, and Tenant shall not be permitted to exercise any subsequent Renewal Option.

     3.03 DEFAULT BY TENANT. Tenant's Renewal Options shall remain effective notwithstanding Tenant's Default, unless and until Tenant's cure periods shall have expired without cure of such Default, and Landlord has lawfully terminated this Lease. Provided that this Lease has not been lawfully terminated, there shall be no conditions (express or implied) to Tenant's exercise of any Renewal Option(s). The exercise of any Renewal Option shall not impair any rights or remedies of Landlord with respect to any Default occurring before such exercise.

     3.04 TERMINATION DURING INITIAL TERM. If construction of the Shoreside Complex has not commenced by the Construction Trigger Date, then Landlord may elect to terminate this Lease by giving Notice of such election to Tenant within thirty (30) days after the Construction Trigger Date. If Landlord does not give such Notice within such time, then Landlord's right to make such election shall thereupon expire. Construction of the Hotel shall be completed prior to the expiration of the Permitted Hotel Construction Period. If substantial completion of the Hotel has not been achieved prior to the expiration of the Permitted Hotel Construction Period, Landlord may elect to terminate this Lease as of the expiration of the Permitted Hotel Construction Period by giving Notice of such election to Tenant within thirty (30) days from the expiration of the Permitted Hotel Construction Period. If Landlord does not give such Notice within such time, Landlord's right to make such election shall thereupon expire. If Landlord elects to terminate this Lease pursuant to its right to do so under this Section 3.04, then, if requested to do so by Landlord in Landlord's Notice of termination, Tenant shall (i) remove all improvements located upon the Premises and placed there by Tenant and (ii) return the Premises to its approximate condition on the Construction Commencement Date.

     3.05 CONFIRMATION OF DATES. If Landlord and Tenant disagree as to any date relevant to the calculation of Rent or to the determination of the Term (including the expiration date of each Renewal Term when and as the corresponding Renewal Option shall have been exercised or deemed exercised), then Tenant may pay Rent and otherwise perform under this Lease based on Tenant's own determination of such date unless and until such date is otherwise determined by the final judgment of a court of competent jurisdiction. To the extent that any such court accepts Landlord's position and rejects Tenant's position, Tenant shall within five (5) Business Days remit to Landlord an amount equal to any previous underpayments of Rent made because of Tenant's determination of such date, together with interest on the underpayment at the Prime Rate, plus two percent (2%) from the date the underpayment was originally due under this Lease to the date of payment.

     3.06 TERMINATION BY TENANT.

          (a) CESSATION OF OPERATIONS. Tenant shall have the right to cease operations of the Shoreside Complex or any Riverboat Casino operated by Tenant to the extent necessary, in the commercially reasonable judgment of Tenant, to maintain, repair, renovate, replace, substitute for, or expand such properties provided that such cessation shall not terminate this Lease or affect Tenant's obligation to pay rent hereunder and Tenant shall use its best efforts to expedite completion of such matters and restore operations. If operations of the Shoreside Complex or any Riverboat Casino operated by Tenant shall become Uneconomic, then Tenant may cease operations of such facility and, in the case of such a cessation of operations of such a Riverboat Casino, Fixed Rent shall thereafter neither accrue nor be payable. If operations of the Shoreside Complex or any Riverboat Casino operated by Tenant shall all become Uneconomic, Tenant shall have the right, upon thirty (30) days' Notice to Landlord, to terminate this Lease, provided that Tenant delivers possession of the Premises to Landlord free and clear of any Leasehold Mortgage liens or other security interests (unless incurred by Landlord).

          (b) CHANGE OF LAW. Anything in this Lease to the contrary notwithstanding, if gaming on Riverboat Casinos berthed at the Premises shall become unlawful due to a change in law, then Tenant may elect to terminate this Lease by giving Notice of such election to Landlord not more than ninety (90) days after such gaming has become unlawful. If Tenant does not so elect to terminate this Lease, then this Lease shall continue in accordance with its terms; provided however, that from and after the date that gaming has become unlawful, Fixed Rent shall not accrue or be payable.

          (c) LOSS OF LICENSE. Anything in this Lease to the contrary notwithstanding, if Tenant's riverboat gaming license issued by the LGCB shall be rescinded, voided or not renewed for any reason whatsoever ( a "Loss of License"), then Tenant may elect to terminate this Lease by giving Notice of such election to Landlord not more than ninety (90) days after such Loss of License. If Tenant does not so elect to terminate this Lease, then this Lease shall continue in accordance with its terms; provided however, that from and after the date of such Loss of License, Fixed Rent shall not accrue or be payable.

          (d) UNECONOMIC OPERATIONS. Any Notice by Tenant terminating this Lease because operation of the Premises, the Shoreside Complex or any Riverboat Casino operated by Tenant has become Uneconomic shall include a reasonably detailed explanation of Tenant's determination that such operation has become Uneconomic.

                   ARTICLE IV - DEVELOPMENT AND CONSTRUCTION

     4.01 CONSTRUCTION. The Hotel shall have not less than 300 separate rentable rooms. Tenant may, at any time during the Term, add additional hotel rooms based upon its analysis of competitive market conditions. At Tenant's option, the Hotel and its related facilities may include guest and valet parking facilities. The Hotel and the remainder of the Shoreside Complex may be physically connected. The footprint of that portion of the Shoreside Complex bounded to the West by Clyde E. Fant Memorial Parkway and the East by the Red River may extend to the line made by the east curb of Clyde E. Fant Memorial Parkway as located as of the Commencement Date. During construction of the Shoreside Complex, Landlord shall permit the closure, and assist Tenant in obtaining any permits and consents necessary to close, portions of (i) Clyde E. Fant Memorial Parkway adjacent to the Premises, (ii) Texas Street under the Texas Street Bridge and (iii) Milam Street from Commerce Street to Clyde E. Fant Memorial Parkway.

     4.02 STANDARDS FOR CONSTRUCTION OF SHORESIDE COMPLEX. Tenant shall cause the Shoreside Complex to be constructed substantially in accordance with the Design Development Documents approved by the Design Development Committee and shall cause the Shoreside Complex to be constructed in compliance with all applicable building codes, laws, ordinances and regulations. The Hotel also shall satisfy the criteria for receiving an American Automobile Association Three Diamond rating as described in Lodging Listing Requirements & Diamond Rating Guidelines (Revised June 1996) published by American Automobile Association. Tenant shall obtain and pay for all permits and approvals required by Law in order for Tenant to construct the Shoreside Complex, and approval by Landlord for purposes of this Lease shall not be deemed approval by any department or agency of the City of Shreveport charged with the enforcement of building codes or the issuance of building permits. Landlord agrees and acknowledges that portions of the Shoreside Complex and related facilities may be physically connected and integrated at the boundary between the parcels comprising the Premises. Landlord represents that, as of the Commencement Date, the required set backs, side yards, front yards, back yards, floor area ratio restrictions, limitations on number and size of signage and height applicable to the Premises, as set forth in the Comprehensive Zoning Ordinance for the City of Shreveport, are as set forth on Exhibit "H" attached hereto and made a part hereof.

     4.03 REVIEW BY DESIGN REVIEW COMMITTEE.

          (a) Tenant shall submit (i) copies of the Design Development Documents, (ii) information relative to the Hotel concerning space allocation on a floor by floor basis, (iii) conceptional floor plans for the Hotel showing conceptual exterior elevations, (iv) a conceptual theme for Hotel furniture, fixtures and equipment, and (v) the estimated construction cost of the Hotel, including the estimated cost per room for the Hotel's shell and furniture, fixtures and equipment, to the Landlord within two hundred seventy (270) days after the Commencement Date, and Landlord shall ensure that copies of the Design Development Documents and the other information submitted are forwarded to all members of the Design Review Committee. If such documents and information, or any subsequent revisions submitted hereunder, are rejected, as provided in Section 4.03(b), then, unless Tenant elects arbitration of such rejection under
     Section 4.04, Tenant shall submit Design Development Documents and related information revised in response to such rejection within ninety (90) days after Landlord gives Tenant Notice of such rejection.

          (b) The Design Review Committee shall give Tenant Notice that it approves or rejects documents and information submitted under Section 4.03(a) within twenty-one (21) days after they are submitted to the Landlord. A Notice of rejection shall include a reasonably detailed explanation of the basis of such rejection and specific modifications of such documents and/or information that, if made, would cause such documents and information to be approved. If the Design Review Committee does not give a Notice of rejection within such twenty-one (21) day period, then such documents and information shall be deemed approved by the Design Review Committee.

     4.04 ARBITRATION.

          (a) REJECTION OF DOCUMENTS. If Landlord rejects the Design Development Documents and related information, then Tenant may elect to arbitrate such rejection under the provisions of this Section 4.04 by giving Notice of such election within thirty (30) days after receiving Notice of such rejection. If Tenant does not give Notice of such election within such 30-day period, then Landlord's rejection shall become final and conclusive.

          (b)  ARBITRATION PROCEDURE.

               (i) If either party gives Notice that it elects arbitration under this Section 4.04, then Landlord and Tenant may jointly appoint an Arbitrator. Such Arbitrator shall render his decision within fifteen (15) days of such appointment.

               (ii) If Landlord and Tenant do not make such a joint appointment within ten (10) days after such Notice is given, then each party shall appoint one Arbitrator within five (5) after the expiration of such 10-day period. Each such Arbitrator shall be an individual who: (A) is not otherwise employed by and is not otherwise a creditor of either party; and
     (B) has at least five years of experience in the design, construction, management and operation of hotels and riverboat casino/gaming complexes. The two appointed Arbitrators shall meet within ten days of such referral and shall appoint a third Arbitrator, and if such Arbitrators are not able to agree on such third Arbitrator within such time, then, on five days' Notice in writing to the other Arbitrator, either Arbitrator shall apply to the branch of the American Arbitration Association in Shreveport, Louisiana to designate and appoint such third Arbitrator. The three Arbitrators shall render their decision within ten (10) days after the appointment of the third Arbitrator. The Arbitrators shall act by majority vote. If the Arbitrators fail to render their decision within such time, either party may seek an order from a court of competent jurisdiction in the State: (x) requiring such Arbitrators to render their decision immediately, or (y) appointing one replacement Arbitrator of equivalent qualifications and directing such Arbitrator to render his decision.

               (iii) If either party fails timely to appoint an Arbitrator, then the single Arbitrator designated by the other party shall act as the sole Arbitrator and shall be deemed to be the unanimously approved Arbitrator to resolve such dispute.

               (iv) The fees and expenses of the Arbitrators shall be paid by the party whose position is not adopted by the Arbitrators. All Arbitrators, by accepting appointment, submit to the jurisdiction of the courts of the State.

               (v) All proceedings by the Arbitrators shall be conducted in accordance with the Louisiana Arbitration Law (La. R.S. 9:4201 et seq.), except to the extent the provisions of such law are modified by this Lease or the mutual agreement of the parties. Unless otherwise agreed, all arbitration proceedings shall be conducted in Shreveport, Louisiana, at the offices of Landlord or Tenant.

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

               (vi) The decision of the Arbitrators with respect to a rejection of documents and related information shall be either that such rejection is reasonable or that such rejection is unreasonable. If the decision of the Arbitrators is that such rejection is unreasonable, then the documents and related formation covered by such rejection shall be deemed approved by the Design Review Committee. No rejection shall be determined to be reasonable if the modifications specified in the Notice of such rejection would cause an increase in the cost of the Shoreside Complex that, together with the costs of any previous modifications specified by the Design Review Committee and made by Tenant, exceeds $250,000 in the aggregate. The decision of the Arbitrators with respect to a denial of a request for time shall be either that such denial is reasonable or that such denial is unreasonable. If the decision of the Arbitrators is that such denial is unreasonable, then such request shall be deemed granted. The Arbitrators shall exclusively and finally determine whether a particular dispute falls within the scope of their authority unless such determination is legally groundless or in excess of the limitations provided in this Agreement. Any decision of Arbitrators made in accordance with this Section 4.04 shall be binding on the parties and enforceable in any court of competent jurisdiction.

     4.05 SIDEWALKS. Tenant shall construct and maintain sidewalks within the Premises adjacent to Clyde E. Fant Memorial Parkway. Tenant shall not be required to maintain a continuous pedestrian riverwalk between the Shoreside Complex and the Red River or at any other location, provided Tenant shall construct and maintain a continuous walkway running in an east-west direction connecting the walkway along the Red River and running on the Eastern edge of the Expansion Parcel with the walkway East of and adjacent to Clyde E. Fant Memorial Parkway and running on the Western edge of the Expansion Parcel, as each such walkway is located on the Commencement Date.

     4.06 ELEVATED WALKWAYS.  Tenant shall construct an Elevated
Walkway over Clyde E. Fant Memorial Parkway between the Pavillion/Hotel Parcel and the North Parking Parcel. In Tenant's sole discretion, Tenant also may elect to construct Elevated Walkway(s) over any other portions of the Elevated Walkway Spaces. In the event Tenant is required or elects to construct any Elevated Walkway, Landlord, in its capacity as lessor under this Lease, agrees and acknowledges that it will assist Tenant in obtaining and/or granting any permits and consents necessary to construct such Elevated Walkway.

     4.07 COOPERATION BY LANDLORD. Upon Tenant's request, Landlord shall, without cost to Landlord, promptly join in and execute any instruments including, but not limited to, applications for building permits, demolition permits, alteration permits, appropriate consents, zoning, rezoning or use approvals, amendments and variances, easements, servitudes, encumbrances, and/or liens (excluding Mortgages) against the Premises (Fee Estate and Leasehold Estate), and such other instruments as Tenant may from time to time request to enable Tenant from time to time to use, develop, improve, and construct improvements on the Premises in accordance with this Lease, provided each of the foregoing is in reasonable and customary form and does not cause the Fee Estate to be encumbered as security for any obligation and does not otherwise expose the Fee Estate to any material risk of forfeiture during the Term. Tenant shall indemnify Landlord for any liability arising by reason of any such joinder or execution. It is agreed that the joinder by Landlord in any application filed by Tenant under the preceding sentence (i) shall not limit or otherwise affect the review of such application by the City of Shreveport or any agency or department of the City of Shreveport charged with responsibility for such review, and (ii) shall not imply or guarantee that such application will be approved by the City of Shreveport, or its agencies or departments, acting in their public or police power capacity. Tenant shall reimburse Landlord's reasonable attorneys' fees incurred by Landlord in performing under this Section 4.07. Landlord agrees not to oppose or object to any applications filed by Tenant with any Government in connection with the development, operation or alteration of any improvements located on the Premises, subject to Landlord's review and approval rights set forth in Section 4.03.

     4.08 TITLE TO PERSONAL PROPERTY. Notwithstanding anything to the contrary in this Lease, all personal property located in, on or at the Premises or otherwise constituting part of the Premises shall at all times during and after the Term be owned by, and shall belong to, Tenant or a Subtenant. Tenant or such Subtenant shall have title to the foregoing throughout and after the Term. All the benefits and burdens of ownership of the foregoing shall be and remain in Tenant or such Subtenant during and after the Term. The provisions of this Section 4.08 shall be without prejudice to the rights of Landlord to enforce its lessor's privilege as to such personal property.

     4.09 EQUIPMENT LIENS. If at any time or from time to time Tenant desires to enter into or grant any Equipment Liens, then upon Tenant's request, Landlord shall enter into such customary documentation with respect to the property leased or otherwise financed pursuant to such Equipment Liens as Tenant shall request, providing for matters such as the following: (a) Landlord's waiver of the right to take possession of such property upon occurrence of an Event of Default; and (b) customary agreements by Landlord to enable the secured party to repossess such property in the event of a default by Tenant permitting such secured party to exercise remedies under its Equipment Lien.

     4.10 RIVERBOAT CASINOS. Notwithstanding anything in this Lease to the contrary, any Riverboat Casinos berthed at the Premises shall at all times during and after the Term be (a) owned by and belong to Tenant or a Subtenant or
(b) leased by Tenant or a Subtenant. At no time shall any Riverboat Casino be considered property of Landlord, and Landlord shall have no right, title or interest, including any lessor's lien, in any Riverboat Casino. All benefits and burdens of ownership of any Riverboat Casino berthed at the Premises (except for Landlord's right to a percentage of the revenues generated by such Riverboat Casino pursuant to Section 5.03) shall be and remain with Tenant or a Subtenant. Tenant and any Subtenant shall have the unrestricted right to obtain financing by granting lenders a mortgage or security interest in: (i) any Riverboat Casino that it owns or leases; (ii) the equipment and supplies located on such Riverboat Casino; and (iii) the income and revenues generated by such Riverboat Casino, except any interest in such income and revenue shall be subject to Landlord's right to receive Rent.

     4.11 TRAFFIC STUDY. Landlord shall reimburse Tenant for one-third (1/3) of the cost of the traffic study prepared by Wilbur Smith Associates, Inc. for HWCC attached as Exhibit "I" (the "Traffic Study"). The Landlord shall enact ordinances to accomplish, and pay all cost and expense related to effect, the installation of traffic signals and other proposals made by the traffic engineer in the Traffic Study, as well as the following traffic changes:

          (a) Modification of Fannin Street to accommodate two lanes of westbound traffic and one lane of eastbound traffic between Clyde
               E. Fant, Memorial Parkway and Market Street;

          (b)  Reversing traffic on Crockett and Milam Street;

          (c) Installation of traffic signals at specified intersections on Milam Street, Travis Street and such other streets as may be mutually agreed to by Landlord and Tenant to facilitate access to the Premises; and

          (d) Installation of directional signage on Spring Street and such other streets as may be mutually agreed to by the Landlord and the Tenant to facilitate access to the Premises.

     The Tenant acknowledges that traffic patterns and the means by which to address the same may change from time to time during the term of this Lease, and the Tenant agrees to cooperate in the change of any traffic plan so long as the objective is to facilitate traffic flow to and from the Premises.

     4.12 UTILITIES. Landlord covenants that as of the Commencement Date and at all times during the Term, all necessary utilities have been and will continue to be delivered to the lot lines of each of the Pavilion/Hotel Parcel, the Expansion Parcel, the North Parking Parcel and the South Parking Parcel.

     4.13 STAGING AREA. Landlord hereby agrees to use its best efforts to help Tenant locate an adequate staging area to use during the construction of the Shoreside Complex for storage and other construction purposes. Landlord and Tenant shall first attempt to identify one or more properties as being adequate for staging purposes which are owned by Landlord. In the event one or more such properties are identified, Landlord agrees to grant to Tenant a servitude of use for staging purposes over such property or properties, as applicable, on terms mutually agreeable to each of Landlord and Tenant. No payments shall be due to Landlord in consideration for such servitude, Landlord hereby agreeing that Tenant's execution and delivery of this Lease is adequate and sufficient consideration for any such servitude. In the event that Landlord and Tenant are unable to locate property owned by Landlord which is adequate for Tenant's staging needs, Landlord and Tenant shall endeavor, and cooperate with each other, to locate other suitable property or properties for such purpose.

     4.14 SWEPCO RELOCATION UNDER THE PREMISES. Landlord shall reimburse Tenant, on demand, for all costs and expenses (the "Relocation Costs") incurred by Tenant in connection with the relocation of underground power lines and related facilities located within the Premises on the Commencement Date. In lieu of seeking reimbursement for the Relocation Costs, Tenant, at its sole option, shall have the right to a credit against Rent due and payable to Landlord on or after the Opening Date in an amount equal to the aggregate Relocation Costs incurred by Tenant. Landlord agrees to cooperate with Tenant in connection with the relocation of the aforesaid power lines and related facilities and to execute and deliver such documents, instruments, servitudes, agreements and other writing as may be reasonably requested by the relocating utility company in order to effect such relocation. Landlord agrees that the work to relocate the aforesaid power lines and related facilities will commence after the Construction Commencement Date and Landlord agrees to take no action to cause the removal of such power liens and related facilities prior to that date.

                               ARTICLE V - RENT

     5.01 MEANS OF PAYMENT. Tenant shall pay all Rent payable to Landlord by either of the following, at Tenant's election, which election Tenant may change from time to time by at least thirty (30) days' Notice to Landlord: (a) good and sufficient check (subject to collection) delivered to Landlord or (b) wire transfer to Landlord's bank account, which Landlord shall identify to Tenant upon request (and Landlord shall have the right to change from time to time by at least thirty (30) days' Notice to Tenant).

     5.02 RENT PRIOR TO CONSTRUCTION COMMENCEMENT DATE. Prior to the Construction Commencement Date, no Rent shall be due hereunder notwithstanding the fact that Tenant shall have access to the Premises prior to such date for the purposes set forth in Section 3.01(a) hereof. Commencing on the Construction Commencement Date and continuing through and including the date immediately preceding the Opening Date (the "Construction Period"), Tenant shall pay construction period rent ("Construction Period Rent") at the rate of $10,000 per Fiscal Month. Construction Period Rent for partial Fiscal Months at the beginning or end of the Construction Period shall be prorated based on the number of days in such Fiscal Month within the Construction Period divided by the number of days in the entire Fiscal Month.

     5.03 FIXED RENT.

          (a) AMOUNT OF PAYMENT. Beginning on the Opening Date, and continuing through the remainder of the Initial Term, Tenant shall pay fixed rent ("Fixed Rent") at the rate of $450,000 per Fiscal Year. Beginning on the first day of the first Renewal Term, Tenant shall pay Fixed Rent at the rate of $402,500 per Fiscal Year. Fixed Rent for each of the second through the fifth Renewal Terms shall be equal to 115% of the Fixed Rent for the preceding Renewal Term. Fixed Rent for each Renewal Term after the fifth Renewal Term shall be paid at the rate applicable to the fifth Renewal Term.

          (b) MONTHLY PAYMENTS AND PRORATION OF FIXED RENT. Tenant shall pay Fixed Rent in equal monthly installments in advance on or before the first day of each Fiscal Month. Rent for partial Fiscal Months at the beginning or end of the Term shall be prorated based on days in such Fiscal Month within the Term divided by days in the entire Fiscal Month.

     5.04 PERCENTAGE RENT. Beginning with the Opening Date and continuing throughout the entire remaining Term, Tenant shall pay Landlord percentage rent (the "Percentage Rent") for each Fiscal Month equal to the sum of: (a) 1% of Adjusted Gross Revenue for such Fiscal Month; and (b) the amount, if any, by which 50% of the Parking Facilities Net Income for such Fiscal Month exceeds the Parking Income Credit for such Fiscal Month. Subject to Section 3.06 hereof, Tenant shall conduct gaming operations (including the restoration of gaming operations after the cessation of same) throughout the Term in accordance with the terms of this Lease and in a commercially reasonable manner.

     5.05 REPORTING AND PAYMENT. Tenant shall deliver to Landlord Tenant's Monthly Statement within twenty (20) days after the end of each Fiscal Month after the Opening Date. Tenant shall pay any Percentage Rent due based on Tenant's Monthly Statement within twenty (20) days after the end of the Fiscal Month covered by Tenant's Monthly Statement.

     5.06 ACCOUNTING RECORDS. Tenant shall maintain (at the Premises or at a central accounting location identified to Landlord upon request) account records and procedures complying with Accounting Principles to enable Landlord to calculate any Percentage Rent or other amounts due under this Lease. Tenant shall permit an audit by Landlord or its designated representative of all of its books and records relative to this Lease at any time upon such notice as may be specified in the request to audit. If Tenant shall at any time be located outside of the Parish, in the event of an audit by Landlord, Tenant shall deliver its books and records, or have such books and records delivered, to the designated representative of Landlord at an address designated by Landlord within the City of Shreveport. If the designated representative of the Landlord finds the books and records delivered to be incomplete, Tenant shall pay the costs of the designated representative of Landlord to travel to Tenant's offices to audit or retrieve the complete books and records of Tenant relative to this Lease. Tenant shall preserve Tenant's books and records relating to each Fiscal Year for at least three years after the end of such Fiscal Year. If at the conclusion of such three-year period a dispute is pending between Landlord and Tenant regarding the amount of Adjusted Gross Revenue for such Fiscal Year or other amounts due under this Lease, then Tenant shall continue to preserve such records pending the final disposition of such dispute. Notwithstanding the foregoing, books and records of Tenant that are subject to audit findings shall be retained for three years after such findings have been resolved.

     5.07 ANNUAL AUDIT PROCEDURES. Within (and in no event later than) one hundred eighty (180) days after the end of each Fiscal Year, Tenant, at Tenant's expense, shall cause a certified public accountant designated by Tenant (and approved by Landlord, such approval not to be unreasonably withheld), which CPA shall be licensed in Louisiana, and a member of AICPA, to audit Tenant's (and/or Subtenant's, licensee's or concessionaire's) books and records relevant to the calculation of Rents and other payments reported by Tenant during the preceding Fiscal Year. Landlord hereby approves Arthur Andersen & Co. as such certified public accountant as long as such entity is licensed in Louisiana and is a member of the AICPA. In connection with such audit, Tenant shall provide to the auditor and to Landlord copies of all financial reports and tax returns furnished to the State of Louisiana in connection with the determination of Tenant's taxable gaming revenue. Further, Landlord shall have the right to audit the books and records of Tenant with respect to all

Rents or other payments provided for in this Lease at any time upon reasonable Notice; provided, that Landlord agrees to exercise this special audit right not more frequently than once per Fiscal Year. Any audit shall be performed in accordance with generally accepted auditing standards, during ordinary business hours and without unreasonably interfering with Tenant's business. If such audit reveals that Adjusted Gross Revenue or other Rent was understated, then within thirty (30) days after receipt of the audit with appropriate backup documentation, Tenant shall pay the net additional Rent due on account of the audit corrections. If such audit reveals that Adjusted Gross Revenue or other Rent was overstated, then Tenant shall be entitled to a credit against the next payment(s) of Rent under this Lease in an amount equal to the previous overpayment revealed by the audit corrections. Any adjusting payment on account of previous overpayment or underpayment shall bear interest at the Prime Rate from the date it would have been paid (or the date of Tenant's previous overpayment, if applicable) had Tenant's Annual Statement been correct until the date actually paid or credited. If Rent was understated by more than 3% then Tenant shall pay the reasonable cost of the special audit disclosing such understatements; otherwise the special audit shall be conducted at Landlord's expense.

     5.08 CONFIDENTIALITY. To the extent permitted by Law, Landlord shall preserve the confidentiality of all information obtained by Landlord relating to Tenant's Adjusted Gross Revenue and financial statements, except in any litigation or arbitration proceedings between the parties.

     5.09 ADDITIONAL RENT. In addition to Construction Period Rent, Fixed Rent and Percentage Rent, Tenant shall pay when due, as additional rent under this Lease, all Additional Rent.

     5.10 MINIMUM PERCENTAGE RENT. From the Opening Date until this Lease is lawfully terminated, Tenant shall be unconditionally obligated to pay Landlord minimum Percentage Rent of not less than $500,000 per annum in addition to any portion of the Fixed Rent, provided that Tenant is able to operate a Riverboat Casino, and/or collect business interruption insurance in respect of the non-operation thereof covering not less than one hundred twenty (120) days in the year for which the minimum Percentage Rent is claimed. In the event actual Percentage Rent payments in any Fiscal Year with respect to which such minimum Percentage Rent is payable by Tenant are less than $500,000, without considering Fixed Rent, the difference shall be paid to Landlord within thirty (30) days after the end of such Fiscal Year.

          ARTICLE VI - ADDITIONAL PAYMENTS BY TENANT; IMPOSITIONS

     6.01 LANDLORD'S NET RETURN. The parties intend that this Lease shall constitute a "net lease," so that Rent shall provide Landlord with "net" return for the Term, free from any expenses or charges with respect to the Premises, except as specifically provided in this Lease. Accordingly, Tenant shall pay as Additional Rent and discharge, before failure to pay the same shall create a material risk of forfeiture or give rise to a penalty, each and every item of expense of every kind and nature whatsoever related to or arising from the Premises or by reason of or in any manner connected with or arising from the development, leasing, operation, management, maintenance, repair, use or occupancy of the Premises or any portion of the Premises. Notwithstanding anything to the contrary in this Lease, Tenant shall not be required to pay any of the following: (a) principal, interest, or other charges payable under any Fee Mortgage; (b) depreciation, amortization, brokerage commissions, financing or refinancing costs, management fees or leasing expenses incurred by Landlord with respect to the Fee Estate or the Premises; (c) consulting, overhead, travel, legal, staff, and other similar costs incidental to Landlord's ownership of the Premises, other than reasonable attorneys' fees incurred by Landlord and payable by Tenant pursuant to express provisions of this Lease; (d) any costs arising from or pursuant to any instrument or agreement affecting the Premises that is not a Permitted Exception and to which Landlord is a party and Tenant is not a party; and (e) any cost or expense arising directly or indirectly from any conditions existing on, at or with respect to the Premises before the Construction Commencement Date; and (f) any sales or other taxes assessed and levied against Landlord's receipt of Rent hereunder (except where such taxes are imposed, in whole or in part, in lieu of or in substitution for real estate taxes, in which event same shall be paid by Tenant).

     6.02 IMPOSITIONS. For any period commencing on the Construction Commencement Date and thereafter during the Term (with daily proration for periods partially within the foregoing period and partially outside the foregoing period), and subject to Article XIII, Tenant shall pay and discharge, before failure to pay the same shall create a material risk of forfeiture or give rise to a penalty, all Impositions. Tenant shall also pay all interest and penalties assessed by any Government on account of late payment of any Imposition, unless such late payment was caused by Landlord's failure to remit an Imposition (paid to Landlord by Tenant) in accordance with Tenant's reasonable instructions or Landlord's failure to promptly forward Tenant a copy of a tax bill received by Landlord, in which case Landlord shall pay such interest and penalties.

     6.03 ASSESSMENTS IN INSTALLMENTS. To the extent that may be permitted by law, Tenant shall have the right to apply for conversion of any assessment to cause it to be payable in installments. After such conversion, Tenant shall pay and discharge only such installments of such assessments as shall become due and payable commencing on the Construction Commencement Date and thereafter during the Term.

     6.04 COMBINED TAX LOTS.  If, as of the Commencement Date, the
Premises are part of a tax lot (a "Combined Tax Lot") that includes any land or improvements other than the Premises, then the parties shall diligently and expeditiously cooperate (including by bringing such proceedings as may be necessary), all at Landlord's expense, including Tenant's reasonable attorneys' fees, to cause the Combined Tax Lot to be divided so that the Premises (including the Fee Estate and the Leasehold Estate) shall be a single separate tax lot that is no longer a Combined Tax Lot. Pending such division of the Combined Tax Lot: (a) each party shall promptly provide the other with a copy of any tax bill received by such party relating to the Combined Tax Lot; (b) Tenant shall pay a portion of the Impositions assessed with respect to the Combined Tax Lot equal to the estimated assessment of the Premises divided by the assessment of the Combined Tax Lot (except to the extent that Tenant reasonably determines that a particular Imposition, other than real estate taxes, is more appropriately allocated in some other way); (c) Landlord shall pay all Impositions (and the items excluded from the definition of such term by clauses "a" through "g" in such definition) with respect to the balance of the Combined Tax Lot; (d) the estimated assessment for the Premises shall be determined to the extent possible, based on preliminary information from the tax assessment authorities and otherwise by Tenant, in consultation with Landlord (and, in any event, when the assessment of the Premises has been determined the parties shall make such adjusting payments (with interest at the Prime Rate) as shall be appropriate to compensate for errors in the estimated payments previously made); and (e) if either party fails to pay its share of taxes and charges for the Combined Tax Lot before delinquency and such failure continues for ten Business Days after Notice from the other party, then such other party shall be entitled to pay the first party's unpaid Impositions with respect to the Combined Tax Lot, and the first party shall promptly upon demand reimburse the other party's advances made on the first party's account with interest at the Prime Rate.

     6.05 DIRECT PAYMENT BY LANDLORD.  If any Imposition or other item of
Rent is required to be paid directly by Landlord, then: (a) Landlord appoints Tenant as Landlord's attorney in fact for the purpose of making such payment; and (b) if the person entitled to receive such payment refuses to accept it from Tenant, then Tenant shall give Landlord Notice of such fact and shall remit payment of such Imposition to Landlord in a timely manner accompanied by reasonable instructions as to the further remittance of such payment. Landlord shall with reasonable promptness comply with Tenant's reasonable instructions and shall Indemnify Tenant against Landlord's failure to do so.

     6.06 UTILITIES. Tenant shall pay all fuel, gas, light, power, water, sewage, garbage disposal, telephone and other utility charges, and the expenses of installation, maintenance, use and service in connection with the foregoing, relating to the Premises during the Term.

                               ARTICLE VII - USE

     7.01 PERMITTED USES. Tenant may use the Premises for any lawful purpose.

     7.02 RIVERBOAT CASINO. Tenant may berth and operate Riverboat Casinos on the Red River adjacent to or within or upon the Premises or sublease portions of the Premises to third parties for such purpose. Tenant at any time may substitute a different (but, if permanent, at least equal in quality) Riverboat Casino for any Riverboat Casino operated at the Premises by Tenant.

     7.03 PARKING. Tenant shall have the right to charge such amounts for parking as Tenant deems appropriate; provided, however, that, except during periods that charges are imposed for parking at lots owned, leased or operated by any gaming operators on the Shreveport side of the Red River, Tenant shall not charge for parking, other than valet parking, in the South Parking Facility or the North Parking Facility. Under no circumstances shall Tenant be prohibited or restricted from charging a fee for valet parking at any time at either the South Parking Facility or the North Parking Facility.

                       ARTICLE VIII - MARKS AND PUBLICITY

     8.01 EXCLUSIVE OWNERSHIP OF MARKS. Landlord acknowledges and recognizes the exclusive rights of Hollywood Casino Corporation, a Delaware corporation ("Hollywood"), and certain Affiliates of Hollywood, to the "Hollywood Casino" name and system, and all other service marks, trademarks, copyrights, logos, registrations and patents used in connection with the "Hollywood Casino" casinos, riverboat casinos and casino hotels (collectively, the "Marks"). Landlord acknowledges that the Marks are the exclusive property of such Affiliates. Landlord disclaims any right, title or interest in or to any of the Marks by operation of this Lease or in the event of its termination or cancellation. Such Affiliates shall have the sole right and (to the extent they determine appropriate) responsibility to institute and prosecute all disputes with third parties concerning the use of or any Mark.

     8.02 REFERENCES TO MARKS. Landlord shall not use any Mark in any way or for any purpose (including the sale of securities or in connection with any other financing) without the prior written consent of the owner of such Mark.

     8.03 EFFECT OF LEASE TERMINATION. Landlord acknowledges and agrees that in the event of any termination or cancellation of this Lease (including on account of an Event of Default): (a) neither Tenant nor any Affiliate of Tenant shall be under any obligation, express or implied, to issue a license to Landlord or any subsequent operator of any portion of the Premises; (b) Landlord shall not use any Mark in association with the improvements located at the Premises; and (c) Tenant and any Affiliate of Tenant shall have the right to enter the Premises and remove all signs, furnishings, printed materials, emblems, slogans or other distinguishing characteristics that in any way use or are now or hereafter connected with any Mark.

     8.04 PUBLICITY. Landlord agrees not to announce or refer to the Premises, any Riverboat Casino or the Shoreside Complex orally or in writing with the use of any Mark, in significant written public communication such as any press release, advertisement, prospectus or other marketing communication of any kind without Tenant's prior written consent.

                               ARTICLE IX - LAW

     9.01 COMPLIANCE WITH LAW. During the Term, Tenant shall, at its own expense, observe and comply with all Laws affecting the Premises; provided, however, that: (i) maintenance and repair of improvements existing on the Premises at the Construction Commencement Date shall be governed by the applicable provision of Article X; and (ii) Tenant shall make any Mandated Alterations required by Law arising at any time after the Construction Commencement Date and thereafter during the Term, subject to the terms of
Section 9.02.

     9.02 MANDATED ALTERATIONS. If: (a) the LGCB or any Government requires a Mandated Alteration of all or any portion of the Premises or any improvements thereon; and (b) Tenant determines that the performance of such Mandated Alteration would render the operation of the Premises Uneconomic, then, notwithstanding anything to the contrary in this Lease, Tenant, in lieu of performing such Mandated Alteration may elect to terminate this Lease by giving Notice of such election to Landlord within one hundred eighty (180) days after such requirement is imposed.

                    ARTICLE X - MAINTENANCE AND ALTERATIONS

     10.01 OBLIGATION TO MAINTAIN. Commencing upon the Opening Date and thereafter during the Term, Tenant shall keep and maintain the Premises in good order, condition and repair in a condition and quality equal to its condition and quality at the Opening Date, subject, in each case, to Casualty (governed by the separate applicable provisions of this Lease), reasonable wear and tear, and any other conditions that Tenant is not required to repair pursuant to this Lease.

     10.02  HOTEL MAINTENANCE.

            (a) INSPECTION BY LANDLORD. At any time after the Opening Date, Landlord shall be permitted to inspect the Hotel in order to verify Tenant's compliance with the provisions of Section 10.01. Such inspections (except for inspections of corrective actions) shall occur not more than once in any year during the Term. Promptly and in any case not more than thirty (30) days after any such inspection, Landlord shall give Tenant Notice of any corrective action that Landlord believes is necessary to comply with the requirements of Section 10.01 that requires corrective action. Except as otherwise provided in Section 10.02 (b), Tenant shall promptly thereafter perform such corrective actions as may be necessary to cause the condition of the Hotel to be in material compliance with the provisions of Section 10.01.

            (b) ARBITRATION. If Tenant does not agree that corrective action is necessary with respect to any Notice given by Landlord, then Tenant may submit such matter to arbitration in accordance with the following provisions:

               (i) Landlord and Tenant may jointly appoint an Arbitrator.  Such
            Arbitrator shall render his decision within thirty (30) days of such appointment.

               (ii) If Landlord and Tenant do not appoint an Arbitrator under
            Section 10.02(b)(i) within twenty (20) days after such Notice is given, then each party shall appoint one Arbitrator within ten days after the expiration of such 20-day period. Each such Arbitrator shall be an individual who: (A) is not otherwise employed by and is not otherwise a creditor of either party; and (B) has at least five years of experience in the management and operation of riverboat casino/gaming complexes. The two appointed Arbitrators shall meet within ten days of such referral and shall appoint a third Arbitrator, and if such Arbitrators are not able to agree on such third Arbitrator within such time, then, on five days' Notice in writing to the other

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

            Arbitrator, either Arbitrator shall apply to the branch of the American Arbitration Association in Shreveport, Louisiana to designate and appoint such third Arbitrator. The three Arbitrators shall render their decision within twenty (20) days after the appointment of the third Arbitrator. The Arbitrators shall act by majority vote. If the Arbitrators fail to render their decision within such time, either party may seek an order from a court of competent jurisdiction in the State: (x) requiring such Arbitrators to render their decision immediately, or (y) appointing one replacement Arbitrator of equivalent qualifications and directing such Arbitrator to render his decision.

                 (iii) If either party fails timely to appoint an Arbitrator pursuant to Section 10.02(b)(ii), then the single Arbitrator designated by the other party shall act as the sole Arbitrator and shall be deemed to be the unanimously approved Arbitrator to resolve such dispute.

                 (iv) The fees and expenses of the Arbitrators shall be paid by the party whose position is not adopted by the Arbitrators. All Arbitrators, by accepting appointment, submit to the jurisdiction of the courts of the State.

                 (v) All proceedings by the Arbitrators shall be conducted in accordance with the Uniform Arbitration Act as enacted in the State, except to the extent the provisions of such Act are modified by this Agreement or the mutual agreement of the parties. Unless otherwise agreed, all arbitration proceedings shall be conducted in Shreveport, Louisiana, at the offices of Landlord or Tenant.

            (d) ARBITRATION DECISION. In all arbitration proceedings hereunder, the Arbitrators shall be required to agree upon and approve the substantive position advocated by one party with respect to each disputed item. The Arbitrators shall exclusively and finally determine whether a particular dispute falls within the scope of their authority unless such determination is legally groundless or in excess of the limitations provided in this Agreement. The decision and award of any Arbitrators made in accordance with this Section 10.02 shall be binding on the parties and enforceable in any court of competent jurisdiction.

     10.03  IMPROVEMENTS AND STRUCTURES.    Except as (a) permitted under
Article IV, (b) the construction of a hotel on the Expansion Parcel, (c) any other construction with a cost less than $35,000,000.00, and (d) any maintenance, repair or replacement in the ordinary course of business, Tenant may not construct or permit the construction of any improvements or structures without the prior written consent of Landlord, which shall not unreasonably be
withheld, delayed or conditioned.   Such consent shall be deemed given if it has
not been denied in writing by Landlord within thirty (30) days from Landlord's receipt of the plans and specifications for such proposed improvements. In the event such additional development is for the purpose of development of sources of revenue or profit centers not related to the operation of the Premises as originally contemplated in this Lease, then such additional development shall not be permitted unless and until Tenant and Landlord have agreed to a fair and reasonable rental arrangement to cover the new revenue sources to be developed.

Notwithstanding anything herein contained to the contrary, although Tenant shall not be required to obtain the consent of Landlord to construct a hotel on the Expansion Parcel, Tenant shall be required to submit design development documents (similar in nature and scope to the Design Development Documents and other related documents described in Section 4.03(a) hereof for the Hotel) to the Design Review Committee for approval prior to commencing construction of a hotel upon the Expansion Parcel. Upon its receipt of such documents, the Design Review Committee shall approve or reject the documents submitted in the manner and with the effect set forth in Section 4.03(b) hereof. If the Design Review Committee rejects the aforesaid documents, Tenant may elect to arbitrate such decision in the manner and with the effect set forth in Section 4.04 of this Lease.

     10.04 TENANT'S RIGHT TO PERFORM ALTERATIONS. At Tenant's sole cost and expense, Tenant may perform material alterations or reconstructions to the Shoreside Complex and Parking Structures subject to Landlord's consent as provided in this Section 10.04. Tenant shall perform all such work in substantial compliance with all Laws. Plans and specifications for all material alterations or reconstructions shall be submitted to Landlord at least thirty
(30) days prior to commencement of work and will be subject to Landlord's consent and approval, which shall not unreasonably be withheld, delayed or conditioned and which shall be completed by Landlord within thirty (30) days from receipt of the plans and specifications for such improvements.
Construction shall not commence until Landlord's approval is received by Tenant or the review period expires.

     10.05 PLANS AND SPECIFICATIONS. Except as provided in Sections 10.03 and 10.04, Tenant may make alterations, reconstructions or repairs to the improvements on the Premises without Landlord's consent. If Tenant obtains plans and specifications or surveys (including working plans and specifications and "as-built" plans and specifications and surveys) for such improvements, repairs or alterations, Tenant shall promptly provide Landlord with a true and complete copy of such plans and specifications or surveys, subject to the terms of any agreement between Tenant and the applicable outside architect, engineer or surveyor. (Tenant shall exercise reasonable efforts to cause its agreements with such outside professionals to permit the deliveries described in this
Section 10.05.) Plans and specifications and surveys delivered by Tenant to Landlord shall be for Landlord's information only except to the extent, if any, otherwise expressly provided in this Lease.

     10.06 EXISTING IMPROVEMENTS. Nothing in this Lease shall be construed to require Tenant to correct or remedy any noncompliance with Law affecting any improvements existing at the Premises on the Commencement Date, or otherwise maintain any such improvements in a condition fit for occupancy. Landlord shall promptly reimburse Tenant for the cost incurred in the demolition or removal of all existing above ground improvements (but excluding any surface parking lot), removal of which is necessary for construction of the Shoreside Complex and the Parking Facilities. To the extent that any Government specifically requires the performance of any work or demolition to prevent any improvements not removed by Tenant, if any, from constituting a hazard, Tenant shall perform such work or demolition and Landlord shall promptly reimburse Tenant for the cost incurred in such work or demolition.

                         ARTICLE XI - PROHIBITED LIENS

     11.01 TENANT'S COVENANT. Tenant shall not suffer or permit any Prohibited Lien to be filed. If a Prohibited Lien is filed then Tenant shall, within 30 days after receiving Notice of such filing (but in any case within 15 days after receipt of Notice of commencement of foreclosure proceedings), commence and then prosecute appropriate action to cause such Prohibited Lien to be paid, discharged or bonded. Nothing in this Lease shall be construed to restrict Tenant's right to contest the validity of any Prohibited Lien and to pursue Tenant's position to a final judicial determination. The mere existence of a Prohibited Lien shall not be construed as a Default under this Lease.

     11.02 PROTECTION OF LANDLORD. Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic's or other lien for any such labor or materials shall attach to or affect the Fee Estate. Nothing in this Lease shall be deemed or construed in any way to constitute Landlord's consent or request, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer, equipment or material supplier for the performance of any labor or the furnishing of any materials or equipment for any improvement, alteration or repair of or to the Premises, or any part of the Premises, nor as giving Tenant any right, power or authority to contract for, or permit the rendering of, any services, or the furnishing of any materials that would give rise to the filing of any liens against the Fee Estate. Tenant shall Indemnify Landlord against any work performed on the Premises for or by Tenant or any Subtenant.

              ARTICLE XII - INDEMNIFICATION; LIABILITY OF LANDLORD

     12.01 MUTUAL INDEMNITY OBLIGATIONS. Landlord and Tenant shall each Indemnify the other against: (a) any wrongful act, wrongful omission or negligence of the Indemnitor (or, in the case of Tenant, of any of Tenant's Subtenants) or its or their partners, directors, officers, or employees, or their equivalent; and (b) any breach or default by the Indemnitor under this Lease. In addition to and without limiting the generality of the foregoing indemnity, Tenant shall Indemnify Landlord against all the following matters:
(x) the management or occupancy of, or any work or activity performed in and on, the Premises, the Shoreside Complex or any Riverboat Casino by Tenant during the Term or in the performance of Tenant's obligations under Section 28.07; (y) the condition of the Premises, the Shoreside Complex or any Riverboat Casino or any improvement located on the Premises, the Shoreside Complex or any Riverboat Casino at any time after the Construction Commencement Date and thereafter during the Term; and (z) any accident, injury or damage whatsoever caused to any person occurring at any time after the Construction Commencement Date and thereafter during the Term, in or on the Premises, the Shoreside Complex or any Riverboat Casino or any improvements located on the Premises, the Shoreside Complex or any Riverboat Casino. Furthermore, Tenant agrees to pay, and to Indemnify Landlord against, reasonable legal costs, including reasonable counsel fees and disbursements, incurred by Landlord in obtaining possession of the Premises if Tenant fails to surrender possession upon the expiration or earlier termination of the Term. Notwithstanding anything to the contrary in this Lease, neither party shall be required to Indemnify the other party from or against such other party's intentional acts or omissions or negligence, and Tenant shall not be required to Indemnify Landlord from or against any condition that existed on or at the Premises at or before the Construction Commencement Date that was not created by Tenant. Landlord shall Indemnify Tenant against any liability arising from the environmental condition of the Premises existing immediately prior to the Construction Commencement Date and not created by Tenant, whether such condition is known or unknown on the Construction Commencement Date to the parties hereto. Tenant shall Indemnify Landlord against any liability arising from any environmental condition of the Premises created at any time after the Construction Commencement Date and thereafter during the Term whether such condition is known or unknown on the Construction Commencement Date or thereafter during the Term to the parties hereto. The terms of this provision shall survive the termination or expiration of this Lease.

     12.02 LIABILITY OF LANDLORD. Tenant is and shall be in exclusive control and possession of the Premises and all Improvements thereon at all times after the Construction Commencement Date and thereafter during the Term as provided in this Lease. Subject to Section 12.01, Landlord shall not be liable for any injury or damage to any property or to any person occurring on or about the Premises, the Shoreside Complex or any Riverboat Casino at any time commencing upon the Construction Commencement Date and thereafter during the Term. The provisions of this Lease permitting Landlord to enter and inspect the Premises are intended to allow Landlord to be informed as to whether Tenant is complying with the agreements, terms, covenants and conditions of this Lease, and to the extent permitted by this Lease, to perform such acts required by this Lease as Tenant shall fail to perform. Such provisions shall not be construed to impose upon Landlord any liability to third parties, but nothing in this Lease shall be construed to exculpate, relieve or Indemnify Landlord from or against any liability of Landlord to third parties existing at or before the Construction Commencement Date, or arising from facts or circumstances in existence at or before the Construction Commencement Date, in respect of which Landlord shall Indemnify Tenant.

     12.03 INDEMNITY RELATING TO ACCESS. Tenant shall Indemnify Landlord against any accident, injury, damage or loss whatsoever caused to any person as a direct result of inspections, work or any other activity performed in or on the Premises by Tenant on and after the Commencement Date through and including the date immediately preceding the Construction Commencement Date.

     12.04 INDEMNIFICATION PROCEDURES. Wherever this Lease requires an Indemnitor to Indemnify an Indemnitee, the following procedures and requirements shall apply:

            (a) PROMPT NOTICE. The Indemnitee shall give the Indemnitor prompt Notice of any claim. To the extent, and only to the extent, that both (a) the Indemnitee fails to give prompt Notice of such claim and (b) the Indemnitor is thereby prejudiced, the Indemnitor shall be relieved of its indemnity obligations under this Lease with respect to such claim.

            (b) SELECTION OF COUNSEL. The Indemnitor shall be entitled to select counsel (reasonably acceptable to the Indemnitee, but counsel to the Indemnitor's insurance carrier shall be deemed satisfactory). Notwithstanding anything to the contrary in the preceding sentence, if the Indemnitee is Tenant or another Affiliate of Tenant, then: (a) the Indemnitee shall be entitled to approve the Indemnitor's choice of counsel or select the Indemnitee's own counsel and be represented by such counsel; and (b) if the Indemnitee selects its own counsel, then such counsel shall consult with (but not be controlled by) the Indemnitor's counsel and the Indemnitor and the Indemnitee shall each pay fifty percent (50%) of the reasonable attorneys' fees of the Indemnitee's counsel.

            (c) SETTLEMENT. The Indemnitor may, with the consent of the Indemnitee, not to be unreasonably withheld, settle the claim, except that no consent by the Indemnitee shall be required as to any settlement by which (x) the Indemnitor procures (by payment, settlement, or otherwise) a release of the Indemnitee pursuant to which the Indemnitee is not required to make any payment whatsoever to the third party making the claim, (y) neither the Indemnitee nor the Indemnitor acting on behalf of the Indemnitee makes any admission of liability, and (z) the continued effectiveness of this Lease is not jeopardized in any way.

                        ARTICLE XIII - RIGHT OF CONTEST

     Notwithstanding anything to the contrary in this Lease, Tenant shall have the right to contest, at its sole expense, by appropriate legal proceedings diligently conducted in good faith, the amount or validity of any Imposition or Prohibited Lien; the valuation, assessment or reassessment (whether proposed or final) of the Premises for purposes of real estate taxes; the validity of any Law or the application of any Law to the Premises; or the validity or merit of any claim against which Tenant is required to Indemnify Landlord under this Lease. Tenant may defer payment of the contested Imposition or compliance with the contested Law or performance of any other contested obligation pending the outcome of such contest, provided that such deferral does not subject the Premises to any material risk of imminent forfeiture or Landlord to any material risk of criminal liability. Landlord shall not be required to join in any such contest proceedings unless a Law shall require that such proceedings be brought in the name of Landlord or any owner of the Fee Estate. In such case, Landlord shall cooperate with Tenant so as to permit such proceedings to be brought in Landlord's name. In addition to, and without limiting, Landlord's obligations under the preceding sentence, Landlord appoints Tenant as Landlord's attorney-in-fact, irrevocably, with full power of substitution, to execute and deliver any documentation, and to otherwise act on Landlord's behalf to the full extent Landlord could and in Landlord's place and stead, in any such proceeding. This appointment is coupled with an interest and is irrevocable. Tenant shall pay all reasonable costs and expenses (including reasonable attorneys' fees) incident to such proceedings. Tenant shall Indemnify Landlord against such contest and against any liability arising from representations and warranties set forth in any such documentation. Tenant shall be entitled to any refund of any Imposition (and penalties and interest paid by Tenant) based upon Tenant's prior overpayment of such Imposition, whether such refund is made during or after the Term. Upon termination of Tenant's contest of an Imposition, Tenant shall pay the amount of such Imposition (if any) as has been finally determined in such proceedings to be due, together with any costs, interest, penalties or other liabilities in connection with such Imposition. Upon final termination of Tenant's contest of a Law, Tenant shall comply with such final determination. Landlord shall not enter any objection to any contest proceeding undertaken by Tenant pursuant to this Article XIII, except with respect to contest proceedings involving or which may affect Impositions levied or collected by the City of Shreveport. Subject to the City of Shreveport's right to intervene in matters involving Impositions levied or collected by the City of Shreveport, Tenant's right to contest any Imposition or the valuation, assessment or reassessment of the Premises for tax purposes shall be to the exclusion of Landlord, and Landlord shall have no right to contest the foregoing without Tenant's consent, not to be unreasonably withheld.

                            ARTICLE XIV - INSURANCE

     14.01 TENANT TO INSURE. Tenant shall, at Tenant's sole cost and expense, commencing on the Construction Commencement Date and thereafter during the Term, maintain or cause its Subtenants to maintain the following insurance (or its then reasonably available equivalent):

          (a) CASUALTY. Casualty insurance providing coverage for the Premises and all equipment, fixtures, and machinery at or in the Premises, against loss, damage, and destruction by fire and other hazards encompassed under broad form coverage as may be customary for like properties in the Parish (but Tenant shall in no event be required to maintain earthquake or war risk insurance) from time to time commencing on the Construction Commencement Date and thereafter during the Term, in an amount not less than 100% of the replacement value of the insurable buildings, structures, improvements and equipment (excluding excavations and foundations) located at the Premises, but in any event sufficient to avoid co-insurance in the event of a partial loss. To the extent customary for like properties at the time, such insurance shall include coverage for explosion of steam and pressure boilers and similar apparatus located at the Premises; an "increased costs of construction" endorsement; and an endorsement covering demolition and cost of debris removal.

          (b) LIABILITY. General public liability insurance against claims for personal injury, death or property damage occurring upon, in or about the Premises and the Riverboat Casinos berthed at the Premises and streets and passageways adjoining the Premises, including so-called Garage Keeper's Legal Liability coverage. The coverage under all such liability insurance shall be at least $50,000,000 in respect of any one occurrence, for injury or death to persons or property damage. Landlord shall be entitled from time to time, upon 180 days' Notice to Tenant, to increase the dollar limits set forth in this Section 14.01(b), subject to the following limitations, which shall be cumulative: (a) such increased limits shall never exceed the limits initially set forth plus an increase proportionate to the increase in the Consumer Price Index from the Construction Commencement Date to the date of the adjustment, rounded to the nearest million dollars; (b) such limits shall never exceed the limits customarily maintained for similar commercial properties located in the Parish; and (c) Landlord shall not be entitled to increase such limits more frequently than once every five years.

          (c) WORKERS' COMPENSATION. Workers' compensation insurance covering all persons it employs in connection with the construction, alteration, repair or operation of the Premises and with respect to whom any claim could be asserted against Landlord or the Fee Estate.

          (d) CONSTRUCTION PERIOD. For the period from the commencement of construction of the Shoreside Complex through the completion of such construction, Tenant shall also (i) ensure that the contractor of the Shoreside Complex maintains customary contractor's liability insurance having a limit of not less than $25,000,000 (and, if the contractor is undertaking foundation, excavation or demolition work, an endorsement stating that such operations are covered and that the "XCU Exclusions" have been deleted); and (ii) Tenant shall maintain Builder's Risk Insurance (having such scope of coverage as may be customary for like construction projects in the Parish at the time) written on a completed value non-reporting basis (with an endorsement stating that "permission is granted to complete and occupy").

          (e) BUSINESS INTERRUPTION. Tenant shall obtain and maintain business interruption insurance covering Tenant's business at the Premises and Riverboat Casinos berthed at the Premises at all times commencing on the Construction Commencement Date and continuing throughout the Term. Business interruption insurance shall include coverage for the payment of Fixed Rent, Percentage Rent and In Lieu Payments to the Landlord.

          (f) OTHER. Tenant shall obtain such other insurance as Tenant determines appropriate in the exercise of Tenant's reasonable business judgment.

     14.02 NATURE OF INSURANCE PROGRAM. Any or all insurance required by this Lease may be provided by a "captive" insurance company affiliated with Tenant or, by Notice to Landlord specifying the risks being covered by self-insurance, through a self-insurance program provided, in the latter case, that the self-insuring entity is (a) an affiliate or subsidiary of Tenant or (b) any other substantial entity that, in Landlord's reasonable judgment, has sufficient assets and net worth under the circumstances. Tenant agrees to provide any and all necessary financial and reporting information which Landlord may reasonably request in making this determination.

     14.03 POLICY REQUIREMENTS AND ENDORSEMENTS. All insurance policies required by this Lease shall contain (by endorsement or otherwise) the following provisions:

          (a) ADDITIONAL INSUREDS. Liability, casualty and business interruption insurance policies shall name as additional insureds Landlord and any Fee Mortgagees, as their interests may appear.

          (b) PRIMARY COVERAGE. All policies shall be written as primary policies not contributing with or in excess of any coverage that Landlord may carry.

          (c) TENANT'S ACT OR OMISSIONS. Each policy shall include, if available without additional cost, a provision that any act or omission of Tenant shall not prejudice any party's rights (other than Tenant's) under such insurance coverage.

          (d) CONTRACTUAL LIABILITY. Policies of liability insurance shall contain contractual liability coverage, relating to Tenant's indemnity obligations under this Lease.

          (e) INSURANCE CARRIER STANDARDS. Each insurance carrier shall be authorized to do business in the State, and, except to the extent such insurance is provided in compliance with this Lease by an affiliated "captive" insurance company or pursuant to Tenant's self-insurance program, each domestic insurer shall have a "Best's" rating of at least A(-)VIII. Unrated international insurance carriers may be utilized by Tenant only with the prior approval of Landlord, which approval shall not be unreasonably withheld; provided, that the Lloyd's of London Association is approved by the Landlord.

          (f) NOTICE TO LANDLORD. All policies of Insurance shall provide by their express terms for 30 days' prior Notice of any cancellation to Landlord.

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

     14.04 DELIVERIES TO LANDLORD. Upon Notice to such effect by Landlord, Tenant shall deliver to Landlord policies or certificates or certified copies of the insurance policies required by this Lease, endorsed "Paid" or accompanied by other evidence that the premiums for such policies have been paid, at least ten days before expiration of any then current policy.

     14.05 BLANKET AND UMBRELLA POLICIES. Tenant may provide any insurance required by this Lease pursuant to a "blanket" or "umbrella" insurance policy, provided that such policy otherwise complies with this Lease.

     14.06 WAIVER OF CERTAIN CLAIMS. To the extent that Landlord or Tenant purchases any hazard insurance relating to the Premises, the party purchasing such Insurance shall attempt to cause the insurance carrier to agree to a Waiver of Subrogation. If any insurance policy cannot be obtained with a Waiver of Subrogation, or a Waiver of Subrogation is obtainable only by the payment of an additional premium, then the party undertaking to obtain the insurance shall give Notice of such fact to the other party. The other party shall then have ten (10) Business Days after receipt of such Notice either to place the insurance with a company that is reasonably satisfactory to the other party and that will issue the insurance with a Waiver of Subrogation at no additional cost, or to agree to pay the additional premium if such a policy can be obtained only at additional cost. To the extent that the parties actually obtain insurance with a Waiver of Subrogation, the parties release each other, and their respective authorized representatives, from any claims for damage to any person or the Premises that are caused by or result from risks insured against under such insurance policies, but only to the extent of the available insurance proceeds.

     14.07 NO REPRESENTATION OF ADEQUATE COVERAGE. Neither party makes any representation, or shall be deemed to have made any representation, that the limits, scope or form of insurance coverage specified in this Article IV are adequate or sufficient.

                       ARTICLE XV - DAMAGE OR DESTRUCTION

     15.01 NOTICE; NO RENT ABATEMENT. Tenant shall promptly give Landlord Notice of any Casualty. There shall be no abatement of Rent on account of a Casualty. Tenant shall, with reasonable promptness, restore the damaged improvements as nearly as may be practicable to their condition, quality, and class immediately prior to such Casualty, with such changes or alterations (including demolition) as Tenant shall elect to make in conformity with this Lease; provided, however, that if, in Tenant's judgment, the cost to Tenant of such restoration or other circumstances would cause the operation of the Premises to be Uneconomic or if such Casualty occurs within the last year of the Term, then Tenant may terminate this Lease by at least thirty (30) days' advance Notice to Landlord and assign to Landlord all of Tenant's rights with respect to insurance proceeds arising from the Casualty. If Tenant gives such a Notice, then Landlord shall have the right, by Notice to Tenant within ten (10) Business Days after receipt of Tenant's Notice, to require Tenant to cause the remaining improvements to be demolished and the debris removed, so that the Premises are returned to Landlord as vacant and level land. The parties shall cooperate to make available the insurance proceeds for such work, which Tenant shall perform with reasonable promptness but the completion of which shall not be a condition to termination of this Lease. Any remaining insurance proceeds after performance of such work shall belong to Landlord.

     15.02 ADJUSTMENT OF CLAIMS; USE OF INSURANCE PROCEEDS. Tenant shall be solely responsible for the adjustment of any insurance claim that has not been assigned to Landlord under Section 15.01. All proceeds of casualty or hazard insurance shall be paid to Tenant and shall under no circumstances be paid to Fee Mortgagees unless (a) pursuant to some other express provision of this Lease Tenant is required to pay or assign such proceeds to Landlord and (b) pursuant to a Fee Mortgage such proceeds payable to Landlord shall be paid instead to the Fee Mortgagee.

     15.03 DEPOSITORY. All proceeds in excess of $1,000,000 of casualty insurance to be applied by Tenant to rebuild, restore or repair the Premises shall be deposited with a Depository, to be disbursed for the repair, restoration or reconstruction of the Premises.

                          ARTICLE XVI - CONDEMNATION

     16.01 SUBSTANTIAL CONDEMNATION. If a Substantial Condemnation of the Premises shall occur, then this Lease shall terminate as of the effective date of such Substantial Condemnation, and the Rent shall be apportioned accordingly. The proceeds of any condemnation award made in connection with a Substantial Condemnation shall be allocated between Landlord and Tenant as follows: (x) first, Tenant shall be entitled to receive such portion of the award, with interest, as shall equal the value of the Leasehold Estate including all improvements located on the Premises; (y) second, Landlord shall, subject to the rights of Fee Mortgagees, be entitled to receive such portion of the award, with interest, as shall equal the value of the Fee Estate (which value shall reflect the present value of Rent under this Lease) subject to this Lease; and (z) third, Tenant shall be entitled to receive the entire remaining balance of any such award. All determinations of value required by the preceding sentence shall be made as if the Condemnation had never occurred, the Leasehold Estate had not been terminated, and this Lease had continued for all Renewal Terms except to the extent that Tenant determines that Tenant would have elected not to exercise any future Renewal Option(s) not already exercised or deemed exercised at the effective date of Condemnation.

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     16.02  INSUBSTANTIAL CONDEMNATION.  If an Insubstantial Condemnation
shall occur, then any condemnation award or awards shall be applied first to repair, restoration or reconstruction of any remaining part of the improvements not so taken. Tenant shall perform such repair, restoration or reconstruction in accordance with applicable requirements of this Lease. The balance of any such award or awards remaining after the repair, restoration or reconstruction shall be distributed to Landlord and Tenant as if they were proceeds of a Substantial Condemnation affecting only the portion of the Premises taken.

     16.03 TEMPORARY CONDEMNATION. If a Temporary Condemnation shall occur with respect to the use or occupancy of the Premises that, in Tenant's reasonable judgment, renders the Premises unusable for its original purpose for a period greater than ninety (90) days, then Tenant shall, at its option, be entitled to terminate this Lease effective as of the commencement date of the Temporary Condemnation. If Tenant exercises such option, then any Condemnation award made in connection with such Temporary Condemnation shall be distributed as if such Temporary Condemnation was a Substantial Condemnation in accordance with Section 16.01. If the Temporary Condemnation relates to a period of ninety
(90) days or less, or if Tenant does not elect to terminate this Lease, then all proceeds of such Temporary Condemnation (to the extent attributable to periods within the Term) shall be paid to Tenant and Tenant's obligations under this Lease shall not be affected in any way.

     16.04 OTHER GOVERNMENTAL ACTION. In the event of any action by any Government not resulting in a Condemnation but creating a right to compensation, such as the changing of the grade of any street upon which the Premises abut, then this Lease shall continue in full force and effect without reduction or abatement of Rent and Tenant shall be entitled to receive the award or payment made in connection with such action.

     16.05 ASSIGNMENT OF CONDEMNATION PROCEEDS. Landlord hereby assigns to a Depository selected for such purpose, who shall have the right to receive, and there shall be paid to such Depository, the entire amount of any awards or other sums received, whether by Landlord or Tenant, as compensation as a result of any Condemnation. Such awards to be paid to such Depository shall include: (i) all awards made on account of any improvements that are the subject of a Condemnation, whether or not the value of such improvements is the subject of a separate award or otherwise separately determined by the Condemnation authority; and (ii) the full value of the land that is the subject of the Condemnation.
All such proceeds shall be applied and disbursed in accordance with this Article XVI.

     16.06 SETTLEMENT OR COMPROMISE. Neither Landlord nor Tenant shall settle or compromise any Condemnation award in any Condemnation proceeding that affects the property interests of the other party hereto without the consent of the consent of such other party. Tenant shall be entitled to appear in such proceedings and claim such share of the award as it is entitled to receive pursuant to the terms of this Lease. Subject to the terms of its Leasehold Mortgage, any Leasehold Mortgagee shall also be entitled to appear in such proceedings and empowered to participate in any settlement, arbitration or other proceeding involving any Condemnation. Landlord shall have no right to participate in any proceedings affecting only the Leasehold Estate unless either

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(a) Tenant elects to terminate this Lease on account of such proceedings or (b)
Tenant is not legally permitted to participate in such proceedings. In the latter case, Landlord shall participate in such proceedings in accordance with Tenant's instructions, all at Tenant's expense and using counsel selected, instructed and paid by Tenant. Nothing herein shall be construed to limit Landlord's ability to assert a claim for compensation for Rent or other payments required by this Lease as part of a condemnation award.

     16.07 PROMPT NOTICE. If either party becomes aware of any Condemnation or threatened or contemplated Condemnation, then such party shall promptly give Notice thereof to the other party.

     16.08 TAKING OR TERMINATION OF LEASE BY LANDLORD. Pursuant to Section 2.03(a) of the Charter of the City of Shreveport, Landlord, in its governmental capacity, may be required to terminate this Lease because the Premises are required for public purpose. In such event, the taking or termination shall be treated as a Substantial Condemnation hereunder and all compensation lawfully due for such taking shall be apportioned as provided in Section 16.01 hereof.

                      ARTICLE XVII - TRANSFERS BY LANDLORD

     17.01 LANDLORD'S RIGHT TO CONVEY. Landlord shall not, during the Term of this Lease, convey its Fee Estate except to a Fee Mortgagee which forecloses on the Fee Estate or accepts a deed in lieu of foreclosure on the Fee Estate, as a result of a default by Landlord under a Fee Mortgage.

     17.02 NO ENCUMBRANCES. During the Term Landlord shall not enter into, grant or permit or suffer to attach to the Fee Estate any easement, servitude, restriction, lien (including mechanics' lien, material supplier's lien, or other statutory lien) or other encumbrance affecting title to the Fee Estate (other than a Fee Mortgage), except for encumbrances entered into at Tenant's request or with Tenant's consent, or Permitted Exceptions. Tenant shall not unreasonably withhold Tenant's consent so long as such easement, servitude, restriction, lien or other encumbrance is fully subordinated to this Lease, all rights and interests of Tenant hereunder, and all estates arising from this Lease (including Leasehold Mortgages), any amendments to the foregoing, and the rights of all other third parties then or thereafter claiming by, through or under Tenant or any Leasehold Mortgage. Without Tenant's prior written consent, which Tenant may withhold for any reason or no reason, Landlord shall not enter into any agreement or instrument by which the Premises are combined with any other real property for purposes of any Law governing zoning, bulk, development rights, or any similar matters or by which any rights arising under such Laws to develop the Premises are transferred to any other real property.

                      ARTICLE XVIII - TRANSFERS BY TENANT

     18.01 ASSIGNMENT TO RELATED ENTITIES. This Lease may be assigned from time to time by Tenant to any Affiliate of Tenant, so long as such assignee agrees in writing to assume the obligations of Tenant.

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

     18.02 ACQUISITIONS. An acquisition of Tenant or any Affiliate of Tenant shall not constitute an assignment of this Lease and is hereby expressly permitted.

     18.03 ASSIGNMENT TO UNRELATED ENTITIES. This Lease may be assigned from time to time by Tenant to any assignee, provided that such assignee expressly assumes in writing all obligations of Tenant hereunder, has a net worth at the time of such assignment not less than $100,000,000 or its obligations hereunder are guaranteed by an entity having a net worth at the time of such assignment not less than $100,000,000.

                           ARTICLE XIX - SUBLETTING

     19.01 TENANT'S RIGHT TO SUBLET. Tenant may enter into a Sublease, extend, renew or modify any Sublease, consent to any sub-subleasing (or further levels of subleasing) (all of which shall be within the defined term "Sublease," and the occupants thereunder shall all be deemed "Subtenants"), terminate any Sublease or evict any Subtenant, all without Landlord's consent, provided, however, that Tenant agrees not to sublet or otherwise license the Parking Facilities (other than any retail space located within such Parking Facilities), gaming operations and/or food and beverage services located within the Pavilion/Hotel Parcel or the Expansion Parcel unless such Sublease or license provides, or such Subtenant agrees to provide, Landlord with the same percentage of such Subtenant's Adjusted Gross Revenue and Parking Facilities Net Income, if applicable, from such activities, which would have been due if such activities had been performed directly by Tenant and provides Landlord with audit rights with respect to such revenues substantially equivalent to the audit rights provided to Landlord under this Lease. Tenant agrees to give Landlord thirty
(30) days' prior Notice of any Sublease. The term of any Sublease (including renewal options) shall not extend beyond the Term (including only any Renewal Options previously exercised by Tenant or that Tenant agrees, in the Sublease, to exercise). If Tenant enters into any Sublease, then each Sublease shall be subordinate to this Lease and shall contain provisions in form and substance substantially as follows, and each Subtenant by executing its Sublease shall be deemed to have agreed to the following (the term "Sublandlord" to be defined in the Sublease to refer to Tenant as sublandlord under the Sublease):

     Subtenant agrees that if, by reason of a default under any underlying lease (including any underlying lease through which Sublandlord derives its leasehold estate in the demised subpremises), such underlying lease and the leasehold estate of Sublandlord in the demised subpremises is terminated, then Subtenant, at the option and request of the then fee owner of the demised subpremises (the "Fee Landlord"), shall attorn to such Fee Landlord as Subtenant's direct landlord under this Sublease and the Fee Landlord shall recognize such Subtenant as its direct tenant under this Sublease. Subtenant agrees to execute and deliver, at any time and from time to time, upon the request of Sublandlord or of the Fee Landlord or any mortgagee of either, any instrument that may be necessary or appropriate to evidence such attornment. Subtenant hereby appoints Sublandlord or such Fee Landlord or such mortgagee the attorney-in-fact, irrevocably, with full power of substitution, of Subtenant to execute and deliver any such instrument for and on behalf of Subtenant. This appointment is coupled with an interest and is irrevocable. Subtenant waives any statute or rule

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

     of law now or subsequently in effect that may give or purport to give Subtenant any right to elect to terminate this Sublease or to surrender possession of the demised subpremises in the event any proceeding is brought by a Fee Landlord to terminate any such underlying lease. Subtenant agrees that this Sublease shall not be affected in any way whatsoever by any such proceeding.

     19.02 SUBORDINATION, ATTORNMENT AND NONDISTURBANCE. Landlord shall, upon Tenant's request made at any time or from time to time, enter into a Subordination, Attornment and Nondisturbance Agreement in the form of Exhibit "E" (a "SAND Agreement") with any Subtenant, and if Landlord fails or refuses to enter into a SAND Agreement Landlord shall be deemed to have done so, provided that: (a) the rent per rentable square foot of improvements under such sublease equals or exceeds the corresponding Rent under this Lease, allocated over all improvements constituting part of the Premises or the aggregate rent under such Subleases and all other Subleases as to which Tenant requests or obtains SAND Agreements equals or exceeds the Rent under this Lease, and such Sublease is on terms that are commercially reasonable at the time of execution of such Sublease and (b) Tenant provides Landlord with a copy of such Sublease, which Sublease shall contain the attornment provisions required by this Lease. If Landlord fails to execute and return to Tenant any such SAND Agreement within ten Business Days after Landlord's receipt of the same, then Landlord authorizes and instructs Tenant to execute such SAND Agreement on Landlord's behalf. Accordingly, Landlord appoints Tenant as Landlord's attorney-in-fact, with full power of substitution, to execute and deliver any such SAND Agreement for and on behalf of Landlord. This appointment is coupled with an interest and is irrevocable.

     19.03 NO RELEASE OF TENANT UPON SUBLEASE. No Sublease shall affect or reduce any obligations of Tenant or rights of Landlord under this Lease. All obligations of Tenant under this Lease shall continue in full force and effect notwithstanding any Sublease.

     19.04 ASSIGNMENT OF SUBLEASE RENTS. Tenant hereby assigns, transfers and sets over to Landlord all of Tenant's right, title, and interest in and to every Sublease entered into by Tenant from time to time, together with all subrents or other sums of money due and payable under such Sublease, and all security deposited with Tenant under such Sublease. Such assignment shall, however, become effective and operative only if this Lease shall expire or be terminated or canceled, or if Landlord re-enters or takes possession of the Premises pursuant to this Lease.

                    ARTICLE XX - TENANT'S RIGHT TO MORTGAGE

     Tenant shall have the absolute and unconditional right, without Landlord's consent, to execute and deliver Leasehold Mortgage(s) encumbering this Lease and the Leasehold Estate at any time and from time to time during the Term.
Landlord shall not be required to join in or "subordinate" the Fee Estate to any Leasehold Mortgage. If Tenant exercises this right, the provisions of Exhibit "G" shall be applicable and shall govern the effect of any rights arising under any Leasehold Mortgage(s) executed and delivered by Tenant as if such provisions were fully set forth in this Lease. The parties shall execute such further documents as may be required to effect the foregoing.

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

                         ARTICLE XXI - QUIET ENJOYMENT

     Landlord covenants that Tenant shall and may peaceably and quietly have, hold and enjoy the Premises for the Term without molestation or disturbance by or from Landlord, anyone claiming by or through Landlord or having title to the Premises paramount to Landlord or any Fee Mortgagee, and free of any encumbrance created or suffered by Landlord, except Permitted Exceptions; provided the foregoing covenant is applicable to the Texas Street Parcel only to the extent of Landlord's right, title and interest therein.

                 ARTICLE XXII - REPRESENTATIONS AND WARRANTIES

     Landlord represents and warrants to Tenant that the following facts and conditions exist and are true as of the Commencement Date and, to the extent specifically so stated, will remain true throughout the Term. In addition, Tenant makes, for the benefit of Landlord, certain reciprocal representations and warranties as set forth below.

     22.01 DUE AUTHORIZATION AND EXECUTION. Landlord has full right, title, authority and capacity to execute and perform this Lease, the Memorandum of Lease and any other agreements and documents to which Landlord is a party and referred to or required by this Lease (collectively, the "Documents"); the execution and delivery of the Documents has been duly authorized by all requisite actions of Landlord; the Documents constitute valid and binding obligations of Landlord; neither the execution of the Documents nor the consummation of the transactions contemplated thereby violates any agreement (including Landlord's organizational documents), contract or other restriction to which Landlord is a party or is bound. Tenant makes reciprocal warranties and representations to Landlord. Both parties' representations and warranties contained in this Section 22.01 shall continue to apply in full force and effect throughout the Term as if made continuously throughout the Term.

     22.02 NO LITIGATION. There is no pending litigation, suit, action or proceeding before any court or administrative agency nor has Landlord received any formal notice of any threatened litigation, suit, action or proceeding before any court or administrative agency affecting the Premises or attacking the validity of this Lease or the Landlord's execution, delivery and performance of this Lease or that would, if adversely determined, adversely affect the validity of this Lease.

     22.03 FIRPTA. Landlord is not a "foreign person" within the meaning of Section 1445(f)(3) of the United States Internal Revenue Code of 1986.

     22.04 NO PENDING IMPROVEMENTS. Landlord is not a party to any outstanding contracts for any improvements to the Premises, nor does any person have the right to claim any mechanic's or supplier's lien arising from any labor or materials furnished to Landlord.

     22.05 NO OTHER TENANTS. At the Construction Commencement Date, Tenant will be the only tenant of the Premises.

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

     22.06 REPRESENTATIONS AND WARRANTIES IN AGREEMENT TO LEASE. All of Landlord's representations and warranties set forth herein are true and correct as of the Commencement Date and will be true and correct on the Construction Commencement Date. Tenant makes a reciprocal warranty and representation to Landlord as to the truth and correctness of Tenant's representations and warranties herein.

                         ARTICLE XXIII - FORCE MAJEURE

     Tenant's obligation to perform or observe any term, condition, covenant or agreement on Tenant's part to be performed or observed pursuant to this Lease (other than Tenant's obligation to pay any item of Rent when due) shall be suspended during such time as such performance or observance is prevented or delayed by reason of any Unavoidable Delay. Tenant shall make reasonable efforts to mitigate or reduce the effects of any Unavoidable Delay.

                             ARTICLE XXIV - ACCESS

     Landlord and its agents, representatives and designees shall have the right to enter the Premises upon reasonable notice to Tenant during regular business hours and in accordance with Tenant's reasonable instructions, solely for the purpose of curing Tenant's Defaults (provided that Landlord shall have given Tenant prior Notice of such Default in accordance with this Lease) or for purposes relating to the transfer or sale of the Fee Estate in compliance with this Lease. In entering the Premises pursuant to this Article XXIV, Landlord and its designees shall not interfere with the conduct of operations on the Premises by Tenant or anyone claiming through Tenant and shall comply with Tenant's reasonable instructions. Landlord shall Indemnify Tenant against any claims arising from Landlord's entry upon the Premises pursuant to this Article XXIV or any other provision of this Lease permitting Landlord to enter the Premises (except upon termination of this Lease).

                           ARTICLE XXV - LATE PAYMENT

     If Tenant makes any payment required under this Lease more than fifteen
(15) days after such payment is first due and payable, then in addition to any other remedies Landlord may have under this Lease, and without reducing or adversely affecting any of Landlord's other rights and remedies, Tenant shall pay Landlord interest on such late payment, at an interest rate equal to the Prime Rate plus two percent (2%), beginning on the day payment was first due and payable and continuing until the date when Tenant actually makes such payment. Failure to pay such interest shall be deemed a failure to make the late payment and, in such event, payment without interest shall not cure any applicable Monetary Default.

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         ARTICLE XXVI - LANDLORD'S RIGHT TO PERFORM TENANT'S COVENANTS


     26.01 LANDLORD'S OPTION. If Tenant shall at any time fail to make any payment or perform any other act on its part to be made or performed, then Landlord, after ten Business Days' Notice to Tenant, or with such notice (if any) as is reasonably practicable under the circumstances, in case of an emergency, and without waiving or releasing Tenant from any obligation of Tenant or from any default by Tenant and without waiving Landlord's right to take such action as may be permissible under this Lease as a result of such Default, may (but shall be under no obligation to) make such payment or perform such act on Tenant's part to be made or performed pursuant to this Lease. Subject to the provisions of Article XXIV, Landlord may enter upon the Premises for such purpose.

     26.02 REIMBURSEMENT BY TENANT. All reasonable sums paid by Landlord and all costs and expenses reasonably incurred by Landlord, together with reasonable attorneys' fees, in connection with the exercise of Landlord's cure rights under Section 26.01, shall constitute Additional Rent. Tenant shall pay such Additional Rent within thirty (30) days after Landlord's demand accompanied by evidence reasonably establishing that Landlord properly and reasonably incurred such costs and expenses in accordance with this Lease.

                  ARTICLE XXVII - DEFAULT BY TENANT; REMEDIES

     27.01 EVENTS OF DEFAULT. The term "Event of Default" shall mean and refer to the occurrence of any one or more of the following circumstances:

          (a) MONETARY DEFAULT. If a Monetary Default shall occur and the Monetary Default shall continue for thirty (30) days after Landlord has given Tenant Notice of such Monetary Default, specifying in reasonable detail the amount of money required to be paid by Tenant and the nature of such payment; provided, however, payment(s) withheld by Tenant that are the subject of a pending legal or arbitration proceeding between Landlord and Tenant shall not constitute a Monetary Default, unless such payment(s) is/are not made within thirty (30) days of a final, non-appealable judgment with respect to such payment(s) in favor of the Landlord.

          (b) NON-MONETARY DEFAULT. If a Non-Monetary Default shall occur and the Non-Monetary Default shall continue and not be remedied by Tenant within sixty (60) days after Landlord shall have delivered to Tenant a Notice describing the same in reasonable detail, or, in the case of a Non-Monetary Default that cannot with due diligence be cured within sixty (60) days from such Notice, if Tenant shall not (x) within sixty (60) days from Landlord's Notice advise Landlord of Tenant's intention to take all reasonable steps necessary to remedy such Non-Monetary Default, (y) duly commence the cure of such Non-Monetary Default within such period, and then diligently prosecute to completion the remedy of the Non-Monetary Default and (z) complete such remedy within a reasonable time under the circumstances.

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     27.02 REMEDIES. Upon occurrence of an Event of Default, Landlord may exercise any or all of the following remedies, and any other remedies provided for under this Lease or available by law, all of which shall be cumulative: (a) Landlord shall have the right to proceed by appropriate judicial proceedings, either at law or in equity, to enforce performance or observance by Tenant of the applicable provisions of this Lease and/or to recover damages to the extent arising against Tenant for breach of this Lease; and/or (b) Landlord may give Tenant a Notice of termination of this Lease, which shall be effective from the date of service of such Notice. Upon delivery of such Notice, this Lease, the Leasehold Estate and the Term shall terminate and Landlord shall retake possession of the Premises and all rights of Tenant shall come to an end with the same effect as if that day were the expiration date of this Lease. Tenant shall peaceably and quietly yield up and surrender to Landlord the Premises.

     27.03 RE-ENTRY. Upon the occurrence of an Event of Default and the termination of this Lease as provided in this Article XXVII, Landlord or Landlord's agents and employees may re-enter the Premises, or any part of the Premises, either by summary dispossess proceedings or by any suitable action or proceeding at law, or by force (to the extent permitted by law) or otherwise, without being liable to indictment, prosecution or damages, and may repossess the same, and may remove any person from the Premises, all so that Landlord may have, hold and enjoy the Premises.

     27.04 PENDING DISPUTE REGARDING EVENT OF DEFAULT. Notwithstanding anything to the contrary in the foregoing remedies provided for Landlord under this Lease, if Tenant shall have given Landlord Notice before termination of this Lease that Tenant contests Landlord's determination that an Event of Default has occurred, then Landlord shall not disturb Tenant's possession of the Premises, Tenant shall be entitled to remain in possession of the Premises under this Lease, and the Term shall be deemed to continue, so long as: (a) Tenant continues to pay Landlord the Rent provided for in this Lease and continues to perform such other obligations under this Lease as are not in dispute; and (b) no final order or judgment terminating this Lease or Tenant's possession thereunder has been entered by a court of competent jurisdiction.

     27.05 LATE PAYMENT FEE. If more than one Monetary Default occurs in any year, then for the second and each subsequent Monetary Default in such year, Tenant shall pay a late fee equal to five percent (5%) of the payment that is the basis of such Monetary Default at the time such payment is made.

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                         ARTICLE XXVIII - TERMINATION

     All improvements constituting part of the Premises (including signs bearing any Mark, furniture, fixtures and equipment and any personal property) shall be the property of Tenant during the Term and subsequent to the Termination Date if this Lease is terminated by Landlord pursuant to Section 16.08 of this Lease.
If this Lease terminates or expires for any reason other than the exercise by Landlord of its right to terminate this Lease pursuant to Section 16.08 hereof, all improvements constituting part of the Premises (other than signs bearing any Mark, furniture, fixtures and equipment and any personal property, all of which Tenant may remove) shall become Landlord's property (subject to Permitted Exceptions). Upon a termination of this Lease by Landlord pursuant to Section
16.08 hereof, such termination shall be treated as a Substantial Condemnation hereunder and all compensation lawfully due for such taking shall be apportioned as provided in Section 16.01 hereof. Upon the termination or expiration of this Lease for any other reason, Landlord and Tenant shall have the following rights and obligations as set forth in this Article XXVIII:

     28.01 POSSESSION. Tenant shall deliver to Landlord possession of the Premises, in a good order, condition and repair, subject to reasonable wear and tear, and any other conditions that Tenant is not required to repair pursuant to this Lease.

     28.02 ADJUSTMENT OF REVENUES AND EXPENSES. Landlord and Tenant shall adjust between themselves, as of 11:59 p.m. on the Termination Date, all revenues and expenses of owning, operating, occupying, managing and maintaining the Premises, including all revenues and expenses of the Premises that would customarily be apportioned in connection with a conveyance of the Premises. Such apportionments shall be calculated and determined in a manner consistent with proper accounting practices. Any disputes shall be resolved by a certified public accountant designated by Tenant and reasonably satisfactory to Landlord.

     28.03 DOCUMENTATION. Tenant shall deliver to Landlord copies or originals of all Subleases, Sublease files, contracts (other than contracts with Tenant's parent, subsidiaries or affiliates, which shall automatically terminate on the Termination Date), maintenance and service records, plans, specifications, manuals and all other papers and documents that may be necessary or appropriate for the proper operation and management of the Premises, provided the same are in Tenant's possession and can lawfully be delivered to Landlord. The operating manuals of Tenant, any Subtenant and any Affiliate of Tenant or any Subtenant for the operation of a casino or Riverboat Casino or hotels and related facilities and all personnel files are specifically excluded.

     28.04 MISCELLANEOUS ASSIGNMENTS. Upon request, Tenant shall assign to Landlord, without recourse, all assignable licenses and permits affecting the Premises and all assignable contracts, warranties and guarantees then in effect relating to the Premises, other than any to which Tenant or its partners or their subsidiaries or affiliates are a party.

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     28.05  TERMINATION OF MEMORANDUM OF LEASE.  If the parties shall have entered into and recorded a Memorandum of Lease, then they shall enter into a memorandum, in recordable form reasonably satisfactory to both parties, terminating the Memorandum of Lease.

     28.06 PERSONAL PROPERTY AND EQUIPMENT. Upon termination of this Lease, Tenant shall have the right to remove all personal property and equipment that is not attached to the Premises, provided such removal is not to the prejudice of any lessor's privilege in favor of Landlord securing amounts then due.

     28.07  REMOVE RIVERBOAT CASINO.   Except as otherwise provided for
herein or as otherwise agreed by the parties hereto, upon the termination of this Lease for any reason, Tenant shall remove any Riverboat Casino owned and operated at the Premises by Tenant and all personal property located on said Riverboat Casino from the Premises, within sixty (60) days following the Termination Date, without compensation or further obligation to Landlord.

                            ARTICLE XXIX - NO BROKER

     Neither Landlord nor Tenant has engaged the services of a broker, finder or agent in this transaction as it relates to the Premises, and neither has employed, nor authorized any other person to act in such capacity. Landlord and Tenant each hereby agree to Indemnify the other in accordance with Article XII, as a result of any claim brought by a person or entity engaged or claiming to be engaged as a finder, broker or agent by the Indemnitor. The foregoing representation, warranty and indemnity shall survive the expiration or earlier termination of this Agreement.

                             ARTICLE XXX - WAIVERS

     30.01 NO WAIVER BY SILENCE. Failure of either party to complain of any act or omission on the part of the other party shall not be deemed a waiver by the non-complaining party of any of its rights under this Lease. No waiver by either party at any time, express or implied, of any breach of any provisions of this Lease shall be a waiver of a breach of any other provision of this Lease or a consent to any subsequent breach of the same or any other provision. No acceptance by Landlord of any partial payment shall constitute an accord or satisfaction but shall only be deemed a part payment on account.

     30.02 WAIVER OF TRIAL BY JURY. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises, including any claim of injury or damage, and any emergency or statutory remedy with respect to the foregoing.

                                      48
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                       ARTICLE XXXI - MEMORANDUM OF LEASE

     The parties shall at any time, at the request of either, promptly execute, acknowledge and deliver duplicate originals of a recordable memorandum of lease (the "Memorandum of Lease") in the form of Exhibit "F" and containing such other information as may, from time to time, be legally required to be contained in a memorandum of lease.

                     ARTICLE XXXII - ESTOPPEL CERTIFICATES

     32.01  RIGHTS TO EACH PARTY. At any time and from time to time, upon not less than ten Business Days prior written request (an "Estoppel Certificate Request") by either party to this Lease (the "Requesting Party"), the other party to this Lease (the "Certifying Party") shall execute, acknowledge and deliver to the Requesting Party (or directly to a third party whose name and address are provided by the requesting party (a "Third Party") up to four original counterparts of an Estoppel Certificate. An Estoppel Certificate Request shall not be valid unless accompanied by: (a) up to four counterparts of a proposed form of Estoppel Certificate reflecting present facts and circumstances at the time of the Estoppel Certificate Request; and (b) a certificate by the Requesting Party that to the best of the Requesting Party's knowledge the proposed form of Estoppel Certificate is substantially correct and omits no material information required to be disclosed in such Estoppel Certificate. Any Estoppel Certificate may be relied upon by any Third Party to whom an Estoppel Certificate is required to be directed. The execution of any Estoppel Certificate shall not limit the rights of the Certifying Party against the Requesting Party.

     32.02 FAILURE TO EXECUTE ESTOPPEL CERTIFICATE. If (i) the Requesting Party delivers an Estoppel Certificate Request to the Certifying Party in accordance with the Notice provisions of this Lease and (ii) ten Business Days have elapsed from the effectiveness of such Estoppel Certificate Request and during such period the Certifying Party has failed to execute and deliver to the Requesting Party (or its attorneys or the Third Party(ies) designated by such Requesting Party) the Estoppel Certificate counterpart(s) provided by the Requesting Party, setting forth with reasonable specificity any alleged exceptions to the statements required to be contained in such Estoppel Certificate, then the Certifying Party shall be deemed for all purposes, whether or not this Lease has been terminated or is otherwise in full force and effect, to have executed and delivered to the Third Party and the Requesting Party an Estoppel Certificate, dated as of the effective date of the Estoppel Certificate Request, in the form submitted by the Requesting Party to the Certifying Party.

     32.03 DELIVERY OF ESTOPPEL CERTIFICATES. Any Requesting Party may request that the Certifying Party execute an undated Estoppel Certificate. If the Requesting Party makes such request, then in place of delivering the undated Estoppel Certificate to the Requesting Party or any Third Party, the Certifying Party shall deliver the undated Estoppel Certificate to the Requesting Party's attorneys, who shall hold the undated Estoppel Certificate in accordance with the following provisions. If the Certifying Party gives Notice to the Requesting Party's attorneys that the Estoppel Certificate is no longer correct, then the Requesting Party's attorneys shall return the Estoppel Certificate to the Certifying Party, who shall within five Business Days execute a corrected undated Estoppel Certificate and redeliver it to the Requesting Party's attorneys. At any time when the

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Requesting Party's attorneys are holding an undated Estoppel Certificate and have not received notice from the Certifying Party that such Estoppel Certificate is incorrect, the Requesting Party shall be entitled to instruct its attorneys to date the Estoppel Certificate as of the then-current date and deliver it to the Requesting Party or a Third Party. The Requesting Party's attorneys shall promptly comply with such request. The Requesting Party shall be entitled to designate any title insurance company or abstract company licensed in the State to take the actions to be taken by the Requesting Party's attorneys pursuant to this paragraph. If requested by the Requesting Party's attorneys or such title insurance company or abstract company, the Requesting Party and the Certifying Party shall enter into an escrow agreement, on customary terms, to further implement the provisions of this Section 32.03.

               ARTICLE XXXIII - EQUAL OPPORTUNITY EMPLOYMENT AND
                            AFFIRMATIVE ACTION PLAN

     Tenant shall utilize, and coordinate with, the Office of the Mayor to help ensure the various provisions within this Article XXXIII are fulfilled in a manner that fosters meaningful participation opportunities for local and minority/women business enterprise ("M/WBE") vendors, suppliers and contractors. Tenant agrees that it will make good faith efforts to meet and increase the voluntary M/WBE goals that Tenant establishes with the Louisiana Gaming Control Board. These goals have been established as 25% minority business enterprise procurement and 10% female business enterprise procurement. In an effort to meet and increase those goals, Tenant and Landlord shall establish and appoint an Equal Opportunity Employment and Procurement Advisory Council (the "Advisory Council") comprised of business leaders to advise on the establishment of and support the attainment of M/WBE procurement and employment goals, with the overall objective of expanding the level of M/WBE procurement, and increasing the number of minorities in management positions. The Advisory Council shall be comprised of six (6) members, three (3) of whom shall be appointed by the Landlord. Tenant and Landlord may change the number and method of appointment of members and the frequency of meetings by mutual consent. The Advisory Council shall provide Tenant with suggested methods to increase M/WBE procurement activity, and to increase minority representation in management positions. The Advisory Council shall meet monthly with representatives of the Tenant regarding Tenant purchasing needs and goals for the next ninety (90) days. The Tenant shall provide Landlord and Advisory Council with quarterly reports on M/WBE procurement and employment goals established by Tenant and related goal achievement. Such reports shall be issued within thirty (30) days from the end of each calendar quarter of each year.

     Tenant agrees to use its best efforts to in good faith:

          (a) seek to employ in its operations, at all levels, individuals living in the City of Shreveport from the various gender, racial and ethnic backgrounds found in the City of Shreveport. The selection process will be carried out with a focus on Tenant's commitment to hiring at least eighty percent (80%) local area residents and at least forty percent (40%) minorities.

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

          (b) actively recruit handicapped persons in the City of Shreveport to be included among its employees. Tenant will contact applicable organizations within the greater Shreveport area that support persons with disabilities to seek out qualified persons with disabilities for potential employment. Tenant will fully comply with the Americans with Disabilities Act. Furthermore, Tenant is taking a leadership position within the industry by training all of its employees in disability etiquette toward customers and fellow employees.

          (c) contract with local vendors of various gender, racial and ethnic backgrounds found in the City of Shreveport to the extent possible and insofar as service availability, cost competitiveness and service quality will allow.

     Tenant will establish a goal expenditure level for certified M/WBEs. Contracting preference will be given to qualified M/WBEs certified by either the Mayor of the City of Shreveport or the State of Louisiana. Tenant will develop a partnership with local area certified M/WBEs to help them secure a positive business relationship by offering expert advice on purchasing matters, setting up bids, seeking operational monies, and, if necessary, establishing an up-front-payment plan for goods and services rendered. In evaluating M/WBE participation, consideration will be given to the "reasonable price" of that participation. This "reasonable price" concept: (i) recognizes that because of difficulty in obtaining financing, start-up costs, less experience, inability to purchase large quantities of supplies and other factors, M/WBE prices may be somewhat higher than those of non-M/WBEs, at least initially; (ii) provides protection to M/WBEs from being rejected when their prices are only slightly higher than non-M/WBEs; and (iii) provides that meeting stated M/WBE goals is treated similarly to complying with any other specification of the bid solicitation which a contractor must meet in order to be considered a responsive bidder.

     Construction Phase - Prior to the contracting process, Tenant will meet with a representative sampling of minority and female construction related companies in a geographic area no smaller than an area encompassing Dallas, Texas, New Orleans, Louisiana and Atlanta, Georgia (the "Subject Area") to ensure that such companies: (1) are fully aware of the available contract opportunities for construction projects and (2) have a Tenant contact person available to answer questions throughout the contracting and construction phase of such projects. After surveying a representative sampling of minority and female construction related companies in the Subject Area, Tenant will establish a goal for the total construction budget to be contracted with such companies. Any general contractor wanting to do business with Tenant for construction projects must accept this provision in order to contract with Tenant. The general contractor will be held accountable for ensuring compliance with M/WBE goals and will be required to report on such goal compliance at least quarterly (such reports will be made available to the Office of the Mayor).

     Operations Phase - M/WBE companies will be identified and contacted by local management. As should be the case in any business, vendors will be sought that can offer quantity, quality and service, but with a strong commitment to M/WBE companies.

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

          (d) provide training in the City of Shreveport for individuals to be employed by Tenant. Once hired, an employee will be trained in the skills necessary to deliver the kind of service for a first-class riverboat casino/hotel complex. Individuals will be paid during the training period. This mandatory training will address applicable job functions within the gaming business (e.g., table games, slot machines, shift supervision, security, food and beverage, guest services, etc.) Tenant will continue to work with the various community groups identified above to keep the line of communication continuously open.

          Tenant will provide to Landlord Tenant's annual community review report covering the Shreveport properties of Tenant. Tenant believes that any commitment such as made above should include a reporting and feedback mechanism, and Tenant accordingly welcomes the requirement for such reporting. The annual community review report will cover minority hiring as well as business done with M/WBEs.

                         ARTICLE XXXIV - MISCELLANEOUS

     34.01 REASONABLENESS. Wherever this Lease states that approval by either party shall not be unreasonably withheld: (a) such approval shall not be unreasonably delayed or conditioned; and (b) no withholding of approval shall be deemed reasonable unless withheld by Notice specifying reasonable grounds, in reasonable detail, for such withholding of approval, and indicating specific reasonable changes in the proposal under consideration that would cause such proposal to be acceptable.

     34.02 DOCUMENTS IN RECORDABLE FORM. Wherever this Lease requires either party to deliver to the other a document in recordable form, both parties shall be deemed to have consented to the recording of such document, at the sole expense of the party that elects to record it.

     34.03 FURTHER ASSURANCES. Each party agrees to execute and deliver such further documents, and perform such further acts, as may be reasonably necessary to achieve the intent of the parties with respect to Tenant's leasing of the Premises from Landlord, as set forth in this Lease. Without limiting the generality of this Section 34.03, upon request at any time or from time to time either party shall execute and deliver to the other: (a) additional counterparts of this Lease or any related documents, provided such additional counterparts are prepared at the expense of the party requesting them; and (b) such documentation as any title insurance company shall require to evidence such matters as due formation, authorization and execution of this Lease on the part of the party of whom the request is made.

     34.04 PERFORMANCE UNDER PROTEST. If at any time a dispute shall arise as to the amount of any payment to be made by one party to the other under this Lease, then the party against whom the obligation to pay is asserted shall have the right to make payment "under protest." Such payment shall not be regarded as a voluntary payment. The party making the payment shall continue to have the right to institute suit for recovery of such sum. To the extent that it shall be determined that the

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party making the payment "under protest" was not required to make such payment, such party shall be entitled to recover such sum or so much of such sum as such party was not legally required to pay pursuant to this Lease, together with interest on such overpayment at the Prime Rate.

     34.05 NO THIRD PARTY BENEFICIARIES. Nothing in this Lease shall be deemed to confer upon any person (other than Landlord, Tenant, Fee Mortgagees or Leasehold Mortgagees) any right to insist upon, or to enforce against Landlord or Tenant, the performance or observance by either party of its obligations under this Lease.

     34.06 INTERPRETATION. No inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion of this Lease. The parties have both participated substantially in the negotiation, drafting and revision of this Lease with representation by counsel and such other advisers as they have deemed appropriate. Material in brackets constitutes parenthetical material within other parenthetical material and is intended to be part of this Lease. The words "include" and "including" shall be construed to be followed by the words: "without limitation." All Exhibits referred to in this Lease are hereby incorporated in this Lease by this reference.

     34.07 CAPTIONS. The captions of this Lease are for convenience and reference only and in no way affect this Lease.

     34.08 CUMULATIVE REMEDIES. The remedies to which either party may resort under this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which such party may lawfully be entitled in the event of any breach or threatened breach by the other party of any provision of this Lease.

     34.09 RIGHT OF INJUNCTION. In the event of a breach by either party of any of its obligations under this Lease, the other party shall have the right to obtain an injunction, in addition to the rights and remedies provided for under this Lease.

     34.10 ENTIRE AGREEMENT. This Lease contains all the terms, covenants and conditions relating to Tenant's leasing of the Premises.

     34.11 AMENDMENT. Any modification or amendment to this Lease must be in writing signed by Landlord and Tenant. Modifications or amendments of this Lease executed by either party may be exchanged and delivered by facsimile transmission, and shall be effective upon such transmission. The parties shall promptly exchange original signature counterparts of amendments executed by either party and initially exchanged and delivered by facsimile transmission.

     34.12 PARTIAL INVALIDITY. If any term or provision of this Lease or the application of such term or provision to any party or circumstance shall to any extent be invalid or unenforceable, then the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected by such invalidity, and each remaining term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

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

     34.13 SUCCESSORS AND ASSIGNS. This Lease shall bind and benefit Landlord and Tenant and their successors and assigns, but the foregoing shall not limit or supersede any transfer restrictions contained in this Lease.

     34.14 GOVERNING LAW. This Lease and its interpretation and performance shall be governed, construed and regulated by the laws of the State, without regard to principles of conflict of laws.

     34.15 OBLIGATION TO PERFORM. Wherever this Lease requires either party to perform any obligation, such party shall be entitled to discharge such obligation by causing it to be performed by some other person, but the foregoing shall in no way limit, restrict or excuse Landlord's or Tenant's obligations under this Lease or the restrictions on assignment, conveyance or transfer contained in this Lease.

     34.16  COUNTERPARTS.  This Lease may be executed in counterparts.

     34.17 TIME PERIODS. Whenever this Lease requires either party to perform within a specified period, if the last day of such period is not a Business Day, then the period shall be deemed extended through the close of business on the first Business Day following such period as initially specified. This 34.17 shall in no event delay or defer the effective date of any Rent adjustment or the commencement of any period with respect to which interest on a payment shall accrue.

     34.18 ARBITRATION PROCEDURES. Upon the occurrence of any disputed claim of Non-Monetary Default or a Monetary Default involving the calculations of Percentage Rent, either party to this Lease may elect to have such dispute submitted to binding arbitration under this Section 34.18, by delivery to the other party of a Notice of intent to invoke arbitration. If any matter is required to be arbitrated pursuant to this Section 34.18, such arbitration shall be conducted as follows:

          (a) The parties shall jointly select a mutually acceptable Qualified Arbitrator. If the parties are unable to agree upon the designation of a person as arbitrator, then either Tenant or Landlord or both parties may in writing request the American Arbitration Association ("AAA") to appoint a Qualified Arbitrator. The Arbitrator selected by AAA will not be a resident of the Parish.

          (b) Any arbitration hearing shall be held at a place in Shreveport, Louisiana acceptable to the arbitrator.

          (c) Upon appointment, the arbitrator shall settle disputes arising from the Default giving rise to arbitration in accordance with the Louisiana General Arbitration Act, applicable laws and the Commercial Rules of the American Arbitration Act and the Commercial Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of such act and the terms hereof. The decision of the arbitrator shall
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

     be binding upon the parties, and may be enforced in any court of competent jurisdiction. Tenant and Landlord, respectively, shall bear their own legal fees and other costs incurred in presenting their respective cases. The charges and expenses of the arbitrator shall be paid by the losing party or allocated by the arbitrator if the result is mixed.

          (d) The arbitration shall commence within ten days after the arbitrator is selected. In fulfilling any arbitration duties, the arbitrator may consider such matters as in the opinion of the arbitrator are necessary or helpful to make a proper evaluation. Additionally, the arbitrator may consult with and engage disinterested third parties, including, without limitation, engineers, attorneys, accountants and consultants, to advise the arbitrator.

          (e) If any arbitrator selected hereunder should die, resign or be unable to perform his duties hereunder, the parties or the American Arbitration Association shall select a replacement arbitrator. The aforesaid procedure shall be followed from time to time as necessary.

          (f) Arbitration proceedings shall be closed and judgment issued within one hundred eighty (180) days of the arbitrator's appointment, unless the period is extended by agreement of both Tenant and Landlord.

     34.19 DOCKSIDE CASINO. If subsequent to the execution of this Lease, a dockside casino is permitted under applicable Law, Tenant may propose to Landlord the substitution of a dockside casino for any Riverboat Casino operating from the Premises or the addition of a dockside casino. Such proposal shall be in writing and shall include plans and specifications for the dockside casino. Landlord will have thirty (30) days to review the proposal and give Tenant a Notice approving or disapproving the substitution or deletion. If approved, the substituted or additional dockside casino shall be deemed to be a Riverboat Casino for all purposes of this Lease and this Lease shall continue in effect as originally written, subject only to the changes approved by Landlord. As used herein, "dockside" means a casino operation on a vessel, boat, barge or other floating structure moored to a dock.

     34.20 PROHIBITED PERSONS. Landlord shall provide Tenant at least twenty
(20) days' prior Notice of any proposed transfer of any interest in the Fee Estate, together with such documentation and information regarding such transfer and the proposed transferee as Tenant shall reasonably request, to enable Tenant to confirm that the proposed transferee is not a Prohibited Person. Landlord shall not transfer any interest in the Fee Estate to any Prohibited Person without the prior written consent of Tenant.

     34.21 SIGNS. Subject to approval by the City of Shreveport of design and structure and in accordance with applicable city ordinances, Landlord shall permit Tenant to place large full-colored directional and promotional signage on land owned or controlled by Landlord at key downtown entry locations and to enlarge and modify existing signage on Spring Street. Landlord shall use its good offices to assist Tenant in obtaining from other state or federal governmental entities any permits or

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approvals required for the placement of such signs at such locations, including locations on state or interstate highways approaching Shreveport.

     34.22  TAXES, PAYMENTS AND SERVICES.

            (a) TAXES AND ASSESSMENTS. Landlord shall levy taxes and assessments on Tenant, each Subtenant and the Premises at rates and in a manner no less favorable to Tenant, such Subtenant and the Premises than the rates and manners applied by Landlord to other persons and property.

            (b) ADMISSION FEES. Landlord shall levy Admission Fees on Riverboat Casino businesses owned or operated by Tenant or any Subtenant at rates and in a manner no less favorable to Tenant and such Subtenant than the rates and manners applied by Landlord to other persons or entities that own or operate Riverboat Casinos located within the City of Shreveport.

            (c) IN LIEU PAYMENTS. The combination of (1) the method used to determine payments under Section 34.23(b)(i) and (2) the method used to determine Rent due under this Lease shall be no less favorable to Tenant from a monetary perspective than the combination of such methods used to determine amounts payable as Rent and In Lieu Payments to Landlord by any other persons or entities that own or operate one or more Riverboat Casino/hotel operations located within the City of Shreveport. The agreed upon test to make such "no less favorable determination" is the application of the Rent and In Lieu Payment (or their equivalent) calculation methods applicable to other persons or entities that own or operate one or more Riverboat Casino/hotel operations located within the City of Shreveport to Tenant in order to determine the hypothetical Rent and In Lieu Payments that would be due Landlord from Tenant under such calculation methods; provided, however, Tenant agrees and acknowledges that its payment to Landlord of the amounts described in Section 34.23(b)(i) in an amount up to .025% greater than that paid by other persons or entities that own or operate one or more Riverboat Casino/hotel operations located within the City of Shreveport does not constitute a "less favorable determination" (the "Acceptable Payment Discrepancy"). If the application of such methods to Tenant results in a lower total dollar amount due Landlord from Tenant (other than solely as a result of the Acceptable Payment Discrepancy), then Landlord shall only be entitled to collect such lower total dollar amount from Tenant and Tenant shall only be obligated to pay such lower total dollar amount to Landlord. In the event a Riverboat Casino/hotel operator does not lease City-owned land for its operation, only In Lieu Payments shall be considered for purposes of the "no less favorable determination"related to such Riverboat Casino/hotel operator.

            (d) COURTESIES AND SERVICES. Landlord shall extend to the operator of any Riverboat Casino berthed at the Premises, whether Tenant or a Subtenant, all courtesies and municipal services extended to any other operator of a Riverboat Casino in the City of Shreveport on terms and conditions no less favorable than those afforded such other operator.

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     34.23  RIVERBOAT CASINO ADMISSION FEE.

            (a) PROHIBITION ON STATUTORY ADMISSION FEE.

                (i) PROHIBITION. Except as provided in Section 34.23(a)(ii), from and after the Commencement Date and unless and until the In Lieu Payment Termination Date has occurred, Landlord shall not levy any Admission Fee with respect to any Riverboat Casino located at the Premises.

                (ii) EXCEPTION. Landlord may levy an Admission Fee that is a percentage of Net Gaming Proceeds; provided, however, that any such Admission Fee shall not exceed, for any period, the maximum sum of In Lieu Payments that would be payable for such period if such Admission Fee were not levied. In the event of a breach of this Section 34.23(a)(ii), Tenant shall be entitled to reduce its payment of Rent under this Lease by the amount that any such Admission Fee exceeds the maximum sum of In Lieu Payments that would be payable for such period if such Admission Fee were not levied.

            (b) PAYMENTS IN LIEU OF ADMISSION FEE.

                (i) PAYMENTS TO LANDLORD. Subject to Section 34.23(d), Tenant shall make a payment in lieu of Admission Fees (an "In Lieu Payment") to Landlord for each month or partial month commencing on the Opening Date and thereafter during the Term for each Riverboat Casino located at the Premises and operated by Tenant. The amount of such In Lieu Payment shall be determined in accordance with Section 34.22(c), but shall in no event exceed 3.225% of Net Gaming Proceeds of such Riverboat Casino for such month or partial month.

                (ii) PAYMENTS TO BOSSIER PARISH SCHOOL BOARD. Subject to Section 34.23(d), Tenant shall make an In Lieu Payment to the Bossier Parish School Board for each month or partial month commencing on the Opening Date and thereafter during the Term for each Riverboat Casino located at the Premises and operated by Tenant in an amount equal to 15% of 5/6th's of 4.3% of Net Gaming Proceeds.

                (iii) TIME OF PAYMENTS. The In Lieu Payments for any month or partial month shall be due on or before the 15th day of the next succeeding month.

          (c) TENANT'S ELECTION. Tenant may elect to terminate its obligation to pay In Lieu Payments effective as of any date (the "In Lieu Payment Termination Date") that is not less than two (2) years after the Opening Date by giving Landlord a Notice of such election that designates the In Lieu Payment Termination Date and that is given not less than ninety (90) days before the In Lieu Payment Termination Date. Such election may be made only one time. After the In Lieu Payment Termination Date, In Lieu Payments shall no longer accrue or be payable. As provided in Section 34.23(a)(i), Landlord may levy an Admission Fee for any period after the In Lieu Payment Termination Date.

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          (d) REDUCTION OF IN LIEU PAYMENTS.  The In Lieu Payments for any month shall be reduced by the amount of any Admission Fees paid by Tenant for such month with respect to any Riverboat Casino located at the Premises.

          (e) SWEPCO PAYMENTS. Amounts payable under Section 34.23(b)(i) hereof with respect to any month shall be reduced by the amount of any credits available to Tenant under Section 34.29 hereof.

          (f) RENEGOTIATION.   Upon (i) the expiration date of the existing
     agreement between the City of Bossier City and Horseshoe Casino relating to payments by the Horseshoe Casino in lieu of Admission Fees, (ii) the tenth anniversary of such date and (iii) after each succeeding period of ten (10) years during the Term, upon request by either party hereto, Landlord and Tenant will enter into good faith negotiations concerning modifications to the amount of payments required under Section 34.23(b) during the succeeding ten-year period; provided, however, that the amount payable by Tenant during any such ten-year period shall not exceed 105% of the amounts paid by Tenant during the preceding ten-year period.

          (g) AGREED DAMAGES. If Landlord levies any Admission Fee except as permitted under Section 34.23(a), then, in addition to any other remedies that may be available to Tenant for breach of Section 34.23(a), Tenant shall be entitled to receive from Landlord and Landlord shall be obligated to pay to Tenant on the last day of each month with respect to which such Admission Fee is levied the amount by which such Admission Fee exceeds the In Lieu Payments that would otherwise be payable under Section 34.23(b) for such month. Tenant may set off any payment due and payable by Tenant to Landlord under this Lease against any amount due and payable by Landlord to Tenant under this Section 34.23(g)

          (h) OTHER JURISDICTIONS. If any entity other than Landlord, the Bossier Parish Policy Jury or the Johnny Gray Jones Youth Shelter levies or is deemed to be entitled to any Admission Fee with respect to any Riverboat Casino located at the Premises and operated by Tenant, then Landlord shall reimburse Tenant for one-half of the amount of each payment made by Tenant thereunder within twenty (20) days after such payment is made. If the Bossier Parish Policy Jury and the Johnny Gray Jones Youth Shelter levy or are deemed to be entitled to any Admission Fee with respect to any Riverboat Casino located at the Premises and operated by Tenant and the amount of such Admission Fee levied by the Johnny Gray Jones Youth Shelter or to which the Johnny Gray Jones Youth Shelter is entitled exceeds an initial payment of $50,000 on or prior to the Opening Date and annual payments thereafter of $50,000, then Landlord shall reimburse Tenant for one-half of the amount of such excess payment made by Tenant thereunder within twenty (20) days after such payment is made. Tenant may set off any payment due and payable by Tenant to Landlord under this Lease against any amount due and payable by Landlord to Tenant under this Section 34.23(h).

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     34.24  HOTEL ROOM BLOCKAGE POLICY.  The Hotel shall be operated subject to the following room blockage policy: (a) 25% of rentable rooms shall be reserved for convention business until six months before the scheduled opening date of the convention; (b) within such six-month period all rooms will be available on a first come, first served basis; and (c) the Hotel shall be required to hold reservations made for convention purposes within thirty (30) days of the reserved date only with a guaranteed reservation.

     34.25 LANDLORD'S STATUS. This Lease governs the respective rights and obligations of Landlord and Tenant under landlord-tenant relationship created hereby and does not limit the exercise by the City of Shreveport of its separate governmental authority or police powers.

     34.26 EMPLOYEE OFF-SITE PARKING. Tenant shall establish a policy requiring employees of Tenant to park in designated areas during the hours of their employment. Such designated areas may include any parking garages constructed by Tenant, as well as any off-site parking areas provided by Tenant. Such policy will vigorously encourage employees not to park in parking areas owned by the City of Shreveport and not controlled by Tenant. Tenant will furnish Landlord a copy of such policy and an action plan for control and enforcement of such policy.

     34.27 REFERENCES TO SECTIONS, ARTICLES AND EXHIBITS. References in this Lease to Sections, Articles and Exhibits are, unless otherwise indicated, references to the Sections, Articles and Exhibits of this Lease.

     34.28 BARNWELL AND CIVIC THEATER PARKING. Tenant agrees to allocate and reserve (i) at all times no less than 15 parking spaces on the Expansion Parcel or the South Parking Facility for employees of the Barnwell Center and
(ii) during events at the Barnwell Center, no less than 100 spaces for patrons of such events at the Barwell Center. During periods that symphonies or operas are conducted at the Civic Theater, Tenant shall provide up to fifteen (15) handicapped parking spaces on the Expansion Parcel or the South Parking Facility to handicapped patrons attending such events.

     34.29 SWEPCO SERVITUDE. In further consideration for the lease to Tenant of the Premises for the period commencing on the Construction Commencement Date and continuing throughout the Term, Tenant hereby agrees to pay to the Landlord on the Construction Commencement Date an amount equal to the lesser of (i) $600,000 and (ii) one-third (_) of the documented, actual out-of-pocket costs to the Landlord to relocate to a different location the SWEPCO servitude currently existing along the bank of the Red River, provided, however, in the event this Lease is terminated for any reason prior to the Construction Commencement Date, Tenant shall be, and is hereby, released of its obligations to make the payment to Landlord contemplated by this Section 34.29. Tenant shall receive a credit against In Lieu Payments payable on and after the Opening Date in an amount equal to the payment made by Tenant to Landlord pursuant to this Section 34.29.

            ARTICLE XXXV - STIPULATION AS TO VENUE IN CADDO PARISH

     For purposes of any litigation arising under or occurring as the result of this Lease, or involving any interpretation of this Lease or the declaration of a party's rights or obligations hereunder, the parties hereby agree and stipulate to venue for such actions in the First Judicial District Court in and for Caddo Parish, Louisiana, or, in the event federal jurisdiction is available, the Shreveport Division of the United States District Court for the Western District of Louisiana.

                            ARTICLE XXXVI - NOTICES

     All Notices shall be in writing and shall be addressed to Landlord and Tenant as set forth below. Notices shall be (i) delivered by Federal Express or other courier service to the addresses set forth below, in which case they shall be deemed delivered on the date of delivery (or when delivery has been attempted twice, as evidenced by the written report of the courier service) to the address(es) set forth below; (ii) sent by certified mail, return receipt requested, in which case they shall be deemed delivered three Business Days after deposit in the United States mail, provided that no postal strike is then in effect; or (iii) transmitted by facsimile transmission (promptly followed by delivery under option "i" or "ii"), in which case they shall be deemed delivered the first Business Day after delivery has been electronically confirmed by the recipient's facsimile machine, as evidenced by the written confirmation produced by the sender's facsimile machine. No Notice shall be effective unless and until a copy of such Notice has been delivered to the intended recipient's Mortgagee(s), to the extent such delivery is otherwise required by this Lease. Either party may change its address, its facsimile machine number, or the name and address of its attorneys by giving Notice in compliance with this Lease. Notice of such a change shall be effective only upon receipt. Notice given on behalf of a party by any attorney purporting to represent a party shall constitute Notice by such party if the attorney is, in fact, authorized to represent such party. The addresses and facsimile machine numbers of the parties are:

     Landlord:               Office of the Mayor
                             1234 Texas Street
                             Shreveport, LA  71130
                             Attention:  Mayor
                             Fax:  (318) 226-5854

     with a copy to:         Office of City Attorney
                             1234 Texas Street
                             Shreveport, LA 71130
                             Attention:  City Attorney
                             Fax:  (318) 673-5230

     Tenant:                 QNOV
                             _HWCC-Louisiana, Inc.
                             Two Galleria Tower
                             13455 Noel Road, Suite 2200
                             Dallas, TX  75240
                             Attention:  General Counsel
                             Fax: (972) 386-7411

     IN WITNESS WHEREOF, Landlord and Tenant have duly executed and delivered this Lease as of the Commencement Date.

                              CITY OF SHREVEPORT


                              By:    /s/ KEITH HIGHTOWER
                                    ------------------------------------------
                              Name:  Keith Hightower
                              Title: Mayor


                              QNOV

                              By:  Sodak-Louisiana, L.L.C., its general partner


                              By:    /s/ JACK E. PRATT
                                    --------------------------------------------
                              Name:  Jack E. Pratt
                              Title: Manager


                              By:  HWCC-Louisiana, Inc., its general partner


                              By:    /s/ JACK E. PRATT
                                    --------------------------------------------
                              Name:  Jack E. Pratt
                              Title: President

                                 ACKNOWLEDGMENT

STATE OF LOUISIANA
PARISH OF CADDO

     BEFORE ME, the undersigned Notary Public, duly commissioned and qualified and for the aforesaid Parish and State, personally came and appeared Keith Hightower to me known, who declared and acknowledged to me, Notary, and the undersigned competent witnesses that he is the Mayor of the City of Shreveport, and that he is authorized to execute and deliver the foregoing Ground Lease on behalf of the City of Shreveport, and that he signed and executed the foregoing Ground Lease, as the free and voluntary act and deed of said entity, for and on behalf of said entity and for the objects and purposes therein set forth.

     IN WITNESS WHEREOF, I have hereunto set my hand and official seal and the said appearer and the said witnesses have hereunto affixed their signatures this 19th day of May, 1999.

WITNESSES:

                                              /s/ KEITH HIGHTOWER
                                             ____________________________
                                                  KEITH HIGHTOWER





                          ____________________________
                                 NOTARY PUBLIC
                        My Commission expires:________.

                                 ACKNOWLEDGMENT

STATE OF ______________
COUNTY OF ____________

     BEFORE ME, the undersigned Notary Public, duly commissioned and qualified and for the aforesaid County and State, personally came and appeared ________________, to me known, who declared and acknowledged to me, Notary, and the undersigned competent witnesses that he is the ___________ of Sodak-Louisiana, L.L.C., and that he is authorized to execute and deliver the foregoing Ground Lease on behalf of Sodak-Louisiana, L.L.C. acting in its capacity as a general partner of QNOV, and that he signed and executed the foregoing Ground Lease, as the free and voluntary act and deed of said entity acting in its capacity as a general partner of QNOV, for and on behalf of said entity acting in its capacity as a general partner of QNOV and for the objects and purposes therein set forth.

     IN WITNESS WHEREOF, I have hereunto set my hand and official seal and the said appearer and the said witnesses have hereunto affixed their signatures this ____ day of ___________________, 1999.

WITNESSES:


                                             ____________________________
                                               _________________________



                          ____________________________
                                 NOTARY PUBLIC
                        My Commission expires:________.

                                 ACKNOWLEDGMENT

STATE OF ______________
COUNTY OF ____________

     BEFORE ME, the undersigned Notary Public, duly commissioned and qualified and for the aforesaid County and State, personally came and appeared ________________, to me known, who declared and acknowledged to me, Notary, and the undersigned competent witnesses that he is the ___________ of HWCC-Louisiana, L.L.C., and that he is authorized to execute and deliver the foregoing Ground Lease on behalf of HWCC-Louisiana, L.L.C. acting in its capacity as a general partner of QNOV, and that he signed and executed the foregoing Ground Lease, as the free and voluntary act and deed of said entity acting in its capacity as a general partner of QNOV, for and on behalf of said entity acting in its capacity as a general partner of QNOV and for the objects and purposes therein set forth.

     IN WITNESS WHEREOF, I have hereunto set my hand and official seal and the said appearer and the said witnesses have hereunto affixed their signatures this ____ day of ___________________, 1999.

WITNESSES:


                                             ____________________________
                                               _________________________




                          ____________________________
                                 NOTARY PUBLIC
                        My Commission expires:________.